TERMS AND CONDITIONS

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Unless otherwise specified and/or required by the context and/or unless a capital letter is only used because such term is the first word of a sentence and/or a proper name, any capitalized terms used in these Terms and Conditions shall have (i) the meaning ascribed to them in the Offer Letter, or (ii) if not defined in the Offer Letter, the meaning ascribed to them below:

“Class B Shares” means the book-entry common Class B shares issued by the Company.

“OPA Class B Shares” means a number of Class B Shares equivalent to the lower of (i) such number of Class B Shares representing 35% of the capital stock and voting power of the Company, and (ii) 90% of the total number of Class B Shares in respect of which the Tender Offer (Oferta Pública de Adquisición) has been accepted, as rounded, if in each of (i) and (ii) above the applicable percentage results in a decimal number, to the immediately preceding whole number.

“Treasury Shares” means all Class B Shares purchased by the Company and kept by it in its treasury as of the Closing Date.

“Contract” means any agreement, contract, security, security interest or personal guarantee, license, franchise, commitment or other understanding, arrangement, instrument or legally binding obligation.

“Affiliate” means, with respect to any given Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Argentine Antitrust Approval” means the approval required by the Antitrust Law from the applicable Argentine Antitrust Authority with respect to the consummation of the Transactions.

“ENRE Approval” means the approval from ENRE with respect to the consummation of the Transactions.

“Required Governmental Approvals” means, both the Argentine Antitrust Approval and the ENRE Approval.

“Argentine Antitrust Authority” means the National Antitrust Authority, Comisión Nacional de Defensa de la Competencia, the Secretariat of Commerce of the Ministry of Productive Development of the Argentine Republic and/or any other authority in charge of enforcing the Argentine Antitrust Law, as designated by the Argentine Antitrust Law or the Argentine Executive Branch of Power.

“Change of Control” means (i) that any Person or group of Persons acquires or otherwise takes, after the Closing, directly or indirectly, Control over the Purchaser and/or the Company, pursuant to one or more transactions (whether related or not), including any merger, spin-off, reorganization, sale or issuance of shares or other equity interests of any Person, or of all or substantially all of the assets of any Person, or the execution of any Contract, (ii) that Purchaser ceases to Control the Company, or (iii) that José Luis Manzano, Daniel Eduardo Vila, and Mauricio Filiberti, cease to be holders, indiscriminately or jointly and on a combined basis, directly or indirectly, through one or more Persons, of an interest representing at least thirty percent (30%) of the capital stock and voting power of Purchaser.

“Offer Letter” means the offer letter signed and delivered by the Purchasing Group to Seller, dated December 28, 2020, in relation to the Offer EDN-A/2020 (as defined therein), to which these Terms and Conditions are attached.

“CNV” means the Argentine Securities Commission (Comisión Nacional de Valores).

“Agreement” means the stock purchase agreement for the Class A Shares resulting from acceptance of the Offer EDN-A/2020 in accordance with the Offer Letter and subject to these Terms and Conditions, and any amendments thereto made in accordance with Section 9.07.

“Concession Agreement” means the concession agreement for distribution of electric power executed on August 5, 1992 between the Company and the Argentine Government, the restated text of which was approved pursuant to Resolution No. 170/92 issued by the former Secretariat of Electric Energy, as amended and supplemented.

“Share Pledge Agreement” means the share pledge agreement resulting from acceptance by Seller and Purchaser of the Offer EDN-PA/2021 to be made by the Permitted Holders to Seller and Purchaser prior to the Closing pursuant to an offer letter (the “Share Pledge Offer Letter”) to be signed and delivered substantially on the terms attached hereto as Exhibit 1.01-A, in accordance with the provisions of such offer letter.

“Control” (including the verb “to Control” and conjugations thereof and the terms “Controlled by” and “under common Control with”) means:

(i)       the power to exercise more than 50% of the voting rights at the meeting of shareholders or members of any other Person, whether by means of a direct or indirect ownership of shares or equity interests, usufruct agreements, pledge, security interest in personal property, trust or similar agreements with other shareholders or members or other act of any nature;

(ii)       if there is no power to exercise more than 50% of the voting rights at a meeting of shareholders or members of any other Person, the power to appoint or remove a majority of members of the board of directors (or equivalent body) of such Person, or if there is no board (or equivalent body), its managing partner, manager or principal executive;

(iii)       having, directly or indirectly, representation in the board (or equivalent body) of any other Person, higher than 50% of its members; and/or

(iv)       the power to direct the administration or policies of a Person by any other means not set forth above (by contract or not);

in each of (i) to (iv) above, either directly or indirectly.

“Ordinary Course” means the conduct by the Company of its business, in all material respects, in a manner consistent with its normal and habitual practice, procedures and usage.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization, Standing and Authority of Seller), Section 3.02 (Capital Stock; Shares), clauses (A) and (B) of Section 3.03 (No Conflict), Section 3.05 (Finder Fees), Section 4.01 (Organization, Standing and Authority of Purchaser), Section 4.02 (Capital Stock; Shares), clauses (i) and (ii) of Section 4.03 (No Conflicts), Section 4.05 (Special-Purpose Company; No Liabilities), Section 4.06 (Absence of Certain Changes, Events and Conditions), Section 4.10 (Source and Lawfulness of Funds) and Section 4.12 (Finder Fees).

“Applicable Denominator” means, with respect to any Transfer and/or Indirect Transfer, the total number of Class A Shares directly or indirectly transferred pursuant to such Transfers and/or Indirect Transfers (on the understanding that, in order to determine the number of Class A Shares transferred pursuant to any Indirect Transfer, the effects of consolidation shall not be taken into account as a result of having taken Control over any Person, but only such Class A Shares the economic rights of which have been actually acquired, directly or indirectly, by any Person pursuant to such Indirect Transfers).

“Business Day” means any day of the week, other than a Saturday, Sunday or a day on which banks are required or authorized by Applicable Law to be closed in the City of Buenos Aires, Argentine Republic and/or the city of New York, United States of America.

“Surviving Provisions” means Article I (Definitions), Section 5.04 (Confidentiality), Section 8.03 (Effects of Termination) and Article IX (Miscellaneous).

“Security Documents” means, collectively, the Share Pledge Agreement, the Promissory Note (including any promissory note delivered in lieu thereof pursuant to Section 9.06) and each of the Additional Guarantee Agreements.

“Transaction Documents” means, collectively, the Agreement, the OPA Class B Share Purchase Agreement (if applicable), the Security Documents and the other agreements and documents executed and delivered in relation to the transactions contemplated hereby and thereby.

“Dollars” and “USD” means the legal tender of the United States of America.

“Euro Equivalent” means, with respect to any amount denominated in Dollars, at any time of determination, the amount in Euros resulting from converting such amount denominated in Dollars to Euros at the exchange rate for the purchase of Euros with Dollars as published under Currency Rates in the section Currencies, Bonds & Interest Rates of The Financial Times of the United States of America on the Business Day immediately preceding the date of determination.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar financial instruments, (iii) all obligations of such Person for payment of the deferred purchase price of goods or services, credit advances, conditional sales and/or transfers with recourse or subject to a buyback obligation, and/or under any lease and/or financial lease required to be accounted for as liabilities under the Applicable GAAP, other than trade debts incurred in the ordinary course of business, (iv) all obligations of such Person with respect to letters of credit, banker’s acceptances or other similar instruments, but excluding any such obligations with respect to commercial letters of credit or banker’s acceptances issued with respect to trade debts incurred in the ordinary course of business, (v) any indebtedness incurred by third parties secured by any Lien on the assets thereof, whether such indebtedness is assumed by such Person or not, (vi) any indebtedness incurred by other Persons guaranteed by such Person, for the amount guaranteed in such manner, (vii) all obligations of such Person to make any distribution or pay any mandatory dividend, purchase, redeem, retire or otherwise acquire (or exchange for Indebtedness) securities related to its capital stock (or equivalent) or any option, warrants or other rights, agreement or arrangements related thereto, (viii) all obligations of such Person under hedging agreements (other than hedging agreements executed in the ordinary course of business and other than for speculative purposes), swap agreements and any other derivative agreement to which it is a party, and (ix) all obligations of such Person pursuant to any financing agreement secured by trade receivables, receivable assignment agreement, factoring or similar agreement.

“Permitted Indebtedness” means, collectively, (i) Indebtedness for an aggregate amount of up to USD 28,000,000 the proceeds of which are exclusively used to complete the Tender Offer; and (ii) Indebtedness for an aggregate amount of up to USD 95,000,000 the proceeds of which are exclusively used, directly or indirectly through the Company, to repurchase Notes pursuant to Section 5.10; in each of (i) to (ii) above, to the extent that each such Indebtedness is expressly subordinated as to the right of payment to previous performance of the obligations of Purchaser to pay the Price Balance under the Agreement.

“ENRE” means the Argentine Electricity Regulator (Ente Nacional Regulador de la Electricidad).

“Governmental Entity” means any: (i) federal, provincial, municipal agency or entity, or any agency or entity of other jurisdiction; (ii) central, regional, federal, provincial, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental, official entity, department, instrumentality, or entity and judicial court o other tribunal); (iv) multinational agency or organization; or (v) agency with powers or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing or other authority or power.

“Euro” and “€” means the legal tender of the member states of the European Union which participate in the third stage of the European Economic and Monetary Union.

“Cut-off Date” means July 1, 2021, or any such subsequent date as may be determined by mutual written agreement of the Seller and Purchaser; provided that if the Closing is not consummated due to failure of the condition precedent set forth in Section 6.01(c), Seller may, at its sole discretion, postpone the Cut-off Date to a date not later than December 31, 2021 giving written notice thereof to the Purchasing Group.

“Interest Payment Date” means each of the dates that is three, six, nine and twelve months after the Closing Date.

“Purchaser Guarantors” means, collectively, (i) José Luis Manzano (Argentine Passport AAF164449), a Swiss resident identified under number FA 0091837, (ii) Daniel Eduardo Vila, holder of Argentine Identity Document (D.N.I.) No. 10,942,100, (iii) Mauricio Filiberti, D.N.I. No. 5,525,176, and (iv) Integra Capital S.A., a corporation organized under the laws of the Argentine Republic.

“Additional Purchaser Guarantors” means, collectively, (i) Andina Plc., a public limited company organized under the laws of the United Kingdom of Great Britain and Northern Ireland and registered with the Companies House of such jurisdiction under number 8095058, (ii) Global

Income Fund Limited, a limited liability partnership organized under the laws of Bahamas, (iii) Smart Utilities LLC, a limited liability company organized under the laws of the State of Florida, United States of America, and (iv) South American Energy LLP, a limited liability partnership organized under the laws of the United Kingdom of Great Britain and Northern Ireland and registered with the Companies House of such jurisdiction under number OC434488.

“Lien” means any charge, attachment, call or put option, security interest, mortgage, hypothecation, pledge, security trust, easement, usufruct, restriction on the disposition of property or preemptive right.

“Permitted Liens” means (i) in relation to the Class A Shares, the first priority pledge over the Class A Shares originally created in favor of the Argentine Government to secure the obligations of the Company under the Concession Agreement, which was assigned by the Argentine Government on a undivided basis in favor of the Province of Buenos Aires (“PBA”) and the City of Buenos Aires (“CABA”) pursuant to the Transfer Implementation Agreement (Acuerdo de Implementación de Transferencia) executed on May 9, 2019 among the Argentine Government, PBA and CABA as a result of the transfer of the relevant public service of distribution of electricity to the joint jurisdiction of PBA and CABA in compliance with National Budget Law No. 27,467, and (ii) in relation to shares representing the capital stock of Purchaser, only at the Closing, (A) the Share Pledge, and (B) any Lien provided it has been created over shares other than those subject (or which should be subject) to the Share Pledge, and the terms and conditions of which are not contrary to, or do not conflict with, or limit, restrict, condition or otherwise prevent performance of, any provision of the agreement or any of the other Transaction Documents or enforcement of the Share Pledge, and provided that Seller has received a complete copy of all documents related to such Liens prior to creation thereof.

“Taxes” means any and all taxes, assessments, contributions or levies of any nature, including any tax liabilities such as income, capital gains, assets, turnover, value added, withholdings, deductions, excise taxes, duties, licenses, social security charges, family allowances, social services institutes and health insurance, and any interest, fines, adjustments, penalties or other accessory items related to any of the foregoing. The adjective “Tax” shall be construed accordingly.

“Investment” means, with respect to any Person (i) the acquisition (in exchange for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, membership interests or other equity interests and/or securities, and/or assets that comprise a business unit, of any other Person, and/or any Contract to effect such acquisition, (ii) the making of any deposit in any other Person and/or an advance, loan and/or other extension of credit to any other Person (including the purchase of property from other Person subject to an understanding or Contract, contingent or not, to sell such property to such Person) and/or (iii) execution of any Guarantee, and/or any other contingent obligation, with respect to Indebtedness or other obligation of any other Person and (without duplication) any amount agreed to be advanced, lent or delivered to such Person.

“Applicable Law” means the national, supranational, provincial, municipal legal rules in effect, including any constitution, treaty, statute, code, ordinance, regulations, decree, ministry’s agreement, resolution, circular, rule or order or other legal requirement or rule passed by any sphere of government, state agency, autonomous decentralized government or any Governmental Entity.

“Argentine Antitrust Law” means Law No. 27,442, Decree No. 480/2018, Resolution No. 208/2018 issued by the Secretariat of Commerce of the Argentine Ministry of Productive Development and any other Applicable Law or Governmental Order governing antitrust matters, including controlling economic concentrations, as amended and supplemented.

“Capital Market Law” means Capital Market Law No. 26,831, as amended and supplemented, including the CNV Rules (N.T. 2013) approved by the CNV General Resolution No. 622/2013, as amended and/or supplemented (including, without limitation, CNV General Resolution No. 779/2018).

“General Companies Law” means the General Companies Law (Ley General de Sociedades) No 19,550, as amended and supplemented.

“AML/CFT Laws” means all laws, decrees, resolutions and other rules in effect in Argentina, United States of America and/or any jurisdiction in which funds used by Purchaser for payment of the Purchase Price or any amount payable by Purchaser under the Agreement have originated or been held, or from which any such funds have been transferred, in each case, governing prevention of money laundering and/or combating the financing of terrorism.

“Governmental Order” means any order, judgment, resolution, award, decision, injunction o precautionary measure, writ, judicial order or summons issued, made, rendered by any court, tribunal, qualified arbitrator or any other Governmental Entity.

“Restricted Payment” means, with respect to any Person, (i) payment of any dividend or other distribution in respect of its capital stock (or any equity security or right or security convertible into, or exercisable for issuance of equity securities (including options and warrants)), (ii) any payment creditable against the purchase, redemption, defeasance or acquisition of, or sum of money set aside for the creation of a sinking or other fund, intended to be used in the purchase, redemption, defeasance or acquisition of (A) any equity security, or (B) any right or security convertible into or exercisable for issuance of equity securities (including options and warrants), (iii) any payment related to irrevocable contributions by the shareholders creditable against future increases in its capital, and (iv) any compensation (irrespective of the nature, cause or designation thereof) paid to any shareholder of such Person (excluding, for the avoidance of any doubt, any payment made or to be made by the Company with respect to Notes).

“Indemnified Party” means, as required by the context, (i) a Purchaser Indemnified Party, if the claim for indemnification is made pursuant to Section 7.02, or (ii) a Seller Indemnified Party, if the claim for indemnification is made pursuant to Section 7.03.

“Indemnifying Party” means, as required by the context, (i) Seller, if a claim for indemnification is made pursuant to Section 7.02, or (ii) Purchaser, if the claim for indemnification is made pursuant to Section 7.03.

“Parties” means, collectively, Seller, Purchaser and, solely for purposes of Article IX of these Terms and Conditions, each of the Purchaser Guarantors; and each of them is individually referred to herein as a “Party”.

“Liabilities” means any debt or obligation of any nature, actual or contingent, whether due or to become due, determined or determinable, including those resulting from Applicable Law, Claims or Governmental Orders, and those arising from any Contract.

“Applicable GAAP” means, with respect to any entity, generally accepted accounting principles in accordance with the Applicable Law of the jurisdiction of organization of such entity, as amended and supplemented from time to time, consistently applied with respect to such entity during the periods concerned, including, if applicable, the International Financial Reporting Standards (IFRS) issued by the International Accounting Standard Board (IASB).

“Loss” means any losses, damages, interest, fines, penalties, costs and/or expenses (including reasonable costs of investigation and defense, as well as disbursement of reasonable attorneys’, accountants’, experts’ and other professionals’ fees, in each case, as duly documented).

“Permits” means any and all licenses, concessions, permits, approvals, registrations, consents and authorizations from any Governmental Entity (including, in the case of the Company, the Concession Agreement).

“Person” means any natural or legal person, joint venture, undivided estate, trust, association, organization, union or Governmental Entity.

“Pesos” means the legal tender of Argentina.

“Share Pledge” means the first priority pledge created under the Share Pledge Agreement over book-entry shares of common stock issued by Purchaser representing 80% of its capital stock and voting power, to secure performance, as and when required, of all payment obligations of Purchaser with respect to the Price Balance and any and all compensatory and default interest accrued in relation thereto, and any and all obligations of Purchaser under the Pledge Agreement.

“Claim” means any lawsuit, litigation, claim, legal, administrative or regulatory action, complaint, counterclaim, petition, arbitration, appeal, procedure or investigation (including those initiated by or before any Governmental Entity).

“Indemnified Party Representative” means, as required by context, (i) Purchaser, in the case of a claim for indemnification pursuant to Section 7.02, or (ii) Seller, in the case of a claim for indemnification pursuant to Section 7.03.

“Representatives” means, with respect to any Person, its directors, executives, officers, employees, financial, legal, accounting and other advisors, its agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Default Rate” means an annual nominal interest rate equal to 12%.

“Permitted Holders” means, collectively, (i) South American Energy LLP, a limited liability partnership organized under the laws of the United Kingdom of Great Britain and Northern Ireland and registered with the Companies House of such jurisdiction under number OC434488, and (ii) Nicolás Mallo Huergo, D.N.I. N° 21,463,232.

“Transactions” means, collectively, any and all transactions contemplated by the Agreement and by the other Transaction Documents.

“Transfer” means, with respect to any of the Class A Shares, any sale, assignment, transfer, distribution, disposal or other disposition of such Class A Shares or any of the voting or economic rights inherent to such Class A Shares (or the granting of any interest in any of such voting or economic rights), whether voluntary or mandatory (including any event of court or out-of-court enforcement (including, without limitation, the enforcement of the Share Pledge)), or any agreement or covenant to take any of the foregoing actions.

“Indirect Transfer” means, with respect to any of the Class A Shares, an Indirect Transfer of all of such Class A Shares or any portion thereof through any Transfer (and/or issuance), directly and/or indirectly, of shares or other equity interests and/or voting power of any Person (and/or their respective shareholders, partners, members or equivalent, direct and/or indirect).

Section 1.02 Additional Definitions. In addition to the terms defined in Section 1.01, the following terms shall have the meaning ascribed to them in the Sections below:

Defined Term	Section	Defined Term	Section
“Initial Class B Shares”	2.02(a)	“Tender Offer (OPA)”	5.08(a)
“Additional Guarantee Agreement”	5.15	“Promissory Note”	2.02(f)
“ADRs”	5.08(a)	“Contingent Payment”	2.07
“ADSs”	5.08(a)	“Affected Party”	9.11(c)
“Post-Closing Meeting of Shareholders”	2.04(a)(iv)	“Purchaser Indemnified Party”	7.02
“ICC”	9.13(a)	“Seller Indemnified Party”	7.03
“Closing”	2.03	“Purchase Price”	2.02(a)
“Treasury Share Purchase Agreement”	5.09(b)	“Purchase Price in Cash”	2.02(a)
“OPA Class B Share Purchase Agreement”		“Purchase Price in Kind”	2.02(a)
	5.08(b)
“Indenture”	5.10	“Reference Price per Class B Share”
			5.08(a)
“Closing Date”	2.03	“Third Party Claim”	7.05(a)
“Reference Date”	2.07	“Rules of Arbitration”	9.13(a)
“Purchaser Guarantee”	9.16(a)	“Price Balance”	2.02(b)(iii)
“Excluded Taxes”	9.01(c)	“Closing Amount”	2.02(b)(ii)
“Applicable Jurisdiction”	9.11(c)	“Initial Amount”	2.02(b)(i)
“Guaranteed Obligations of Purchaser”		“Event of Default”	5.13
	9.16(a)
“Notes”	5.10	“Dollar-denominated Security”	9.11(c)
“OPA Offerors”	5.08(a)

Section 1.03 Interpretation. In these Terms and Conditions, unless otherwise provided or required by the context:

(i)       the headings and table of contents are included for ease of reference only and shall not affect interpretation thereof;

(ii)       defined terms in the singular form shall include the plural forms and vice versa;

(iii)       unless otherwise expressly provided, any reference to an Article, Section, Exhibit and/or other particular subdivision shall be to the relevant Article, Section, Exhibit and/or other particular subdivision of these Terms and Conditions;

(iv)       any reference to a document shall include any modification, supplement, amendment or instrument superseding such document, but it shall not include any subsequent modification, supplement, amendment or superseding instrument the implementation of which may be contrary to the provisions hereof, unless the Parties agree otherwise;

(v)       any reference to any Party shall also include its successors and permitted assigns;

(vi)       the term “including” means “including, without limitation”, the term “this” refers to the Agreement and the term “these” refers to these Terms and Conditions; and

(vii)       where reference is made herein to the possibility of exercising powers, rights and any other authority of any nature by any of the Parties, the Party in question may exercise any of such powers, rights or other authority of any nature whatsoever, acting directly or indirectly through a third party.

ARTICLE II

PURCHASE OF CLASS A SHARES

Section 2.01 Purchase of Class A Shares. (a) Subject to these Terms and Conditions, Seller shall sell, assign and transfer to Purchaser, and Purchaser shall acquire from Seller, at the Closing, the Class A Shares, along with all rights attached thereto and free and clear of any Lien (other than Permitted Liens).

(b)       The sale and transfer of the Class A Shares shall include all rights to take part in decision-making, including the right to vote, and all economic rights inherent thereto (including, if any, the right to all accrued dividends, accounting revaluations, capitalization of reserves, irrevocable contributions of capital creditable against future issuances, the subscription of capital increases and preemptive rights and additional preemptive rights (derecho de acrecer), call or put options) as well as any and all other rights, whether liquid or not, current or future, arising from title to the Class A Shares or related thereto.

Section 2.02 Price of Shares. (a) In consideration for the sale, assignment and transfer of the Class A Shares by Seller to Purchaser as set forth in Section 2.01, Purchaser shall pay to Seller a purchase price (the “Purchase Price”) consisting of (i) 21,876,856 Class B Shares (either the “Initial Class B Shares” or the “Purchase Price in Kind”), (ii) USD 95,000,000 (U.S. Dollars Ninety-Five Million) (the “Purchase Price in Cash”), and (iii) subject to the provisions of Section 2.07, the Contingent Payments, if applicable.

(b)       The Purchase Price in Kind shall be paid by Purchaser to Seller concurrently with receipt of the Letter of Acceptance from Purchaser, by transferring the Initial Class B Shares to the custody account (cuenta comitente) opened with a depositary at Caja de Valores S.A. as designated by Seller in writing.

(c)       The Purchase Price in Cash shall by paid by Purchaser to Seller on the following dates and as set forth below:

(i)       USD 5,000,000 (U.S. Dollars Five Million) (the “Initial Amount”) shall be paid within seven (7) Business Days from the date of receipt of the Letter of Acceptance by Purchaser, by transferring the Euro Equivalent amount of freely and immediately available funds to the account held in the name of Seller with a banking institution in the United Kingdom of Great Britain and Northern Ireland or of a Member State of the European Union designated by Seller in writing;

(ii)       USD 50,000,000 (U.S. Dollars Fifty Million) (the “Closing Amount”) shall be paid at the Closing; and

(iii)       USD 40,000,000 (U.S. Dollars Forty Million) (the “Price Balance”) shall be paid on the date that is twelve (12) months after the Closing Date, subject to the provisions of Section 2.02(g), Section 5.12(t), Section 5.12(u), Section 5.13, and Section 7.10;

in the case of (ii) and (iii) above, by wire transfer of freely and immediately available funds to the account held in the name of Seller with a banking institution of the United States of America designated by Seller in writing.

(d)       Payment of the Purchase Price shall be made to Seller free from any withholding and/or deduction for and/or on account of any Tax (including interest, charges, fines and related expenses); provided, however, that if Purchaser were required to withhold or deduct Taxes from such payment under any Applicable Law, then (i) the amount payable shall be grossed up as required such that, after making any such required withholdings or deductions (including withholdings or deductions applicable to additional amounts payable under this Section 2.02(d)), Seller shall receive an amount equivalent to the amount that it would have received but for such withholdings or deductions, (ii) Purchaser shall make such withholdings or deductions, and (iii) Purchaser shall pay the total amount withheld or deducted to the relevant Governmental Entity as and when required by Applicable Law, and deliver to Seller, within five Business Days of such payment, a copy of the relevant record of payment in accordance with Applicable Law.

(e)       Compensatory interest shall accrue on the outstanding amounts of the Price Balance at a fixed annual nominal rate of 10% starting on the Closing Date, which shall be payable on a quarterly basis on each Interest Payment Date. Interest shall be computed on the basis of a 360-day year. If Purchaser fails to pay any Price Balance amount (including principal and compensatory interest) when due, default on the outstanding amounts due shall occur automatically, and default interest shall accrue on such amounts at the Default Rate until actual payment. If any Interest Payment Date is not a Business Day, the relevant payment shall be made on the immediately succeeding Business Day.

(f)       The obligation to pay the Price Balance shall be evidenced by means of a promissory note to order, issued to Seller, to be signed by Purchaser, as issuer, and by each of the Purchaser Guarantors, as guarantors, substantially in the form of Exhibit 2.02(f) attached hereto (the “Promissory Note”). The Promissory Note shall be governed by the laws of the Argentine Republic and shall be delivered to Seller at the Closing, duly completed and signed. Payment of any portion of the principal amount of the Promissory Note shall result in a pro tanto reduction of the obligation to pay the principal amount of the Price Balance, and payment of any principal amount of the Price Balance shall result in a pro tanto reduction of the obligation to pay the principal amount of the Promissory Note. Notwithstanding repayment in full of the Promissory Note, (i) if the amount paid or due on such Promissory Note (whether due to court enforcement thereof or for any other reason) is lower than the amount due under the Agreement on account of Price Balance, to the greatest extent permitted by Applicable Law, Purchaser agrees to pay the difference to Seller and (ii) if the amount paid or due on such Promissory Note (whether due to court enforcement thereof or for any other reason) exceeds the amount due under the Agreement on account of Price Balance, Seller agrees, to the greatest extent permitted by Applicable Law, to pay to Purchaser any excess amount. Upon performance in full of the obligations to pay the Price

Balance and interest as set forth in this Section 2.02, Seller shall return the Promissory Note to Purchaser.

(g)       The Price Balance may be voluntarily prepaid, in whole or in part, at any time, subject to the following conditions: (i) at least five Business Days’ notice shall have been given to Seller (prior notice that shall be irrevocable for Purchaser), (ii) in the event of prepayments in part, they shall be made in principal amounts of no less than USD 1,000,000 (U.S. Dollars One Million) (or the total outstanding balance, if lower) and multiples of USD 1,000,000 (Dollars One Million) in excess of such amount; and (iii) together with prepayment of the principal amount of the Price Balance due, Purchaser shall pay compensatory and default interest accrued until the date of prepayment with respect to the prepaid principal amount.

Section 2.03 Closing. Subject to these Terms and Conditions, the closing of the purchase and sale, assignment and transfer of the Class A Shares contemplated by these Terms and Conditions (the “Closing”) shall take place concurrently (i) at the offices of Seller located at Maipú 1, 23rd Floor, City of Buenos Aires, and (ii) solely for purposes of Section 2.04(b), at the offices of Caja de Valores S.A., located at 25 de Mayo 362, City of Buenos Aires, in each of (i) and (ii) above, at 11:00 a.m., time in the City of Buenos Aires, Argentine Republic, on the fifth Business Day following the date on which each of the conditions precedent set forth in Sections 6.01, 6.02 and 6.03 have been satisfied (other than those conditions that by their nature may only be satisfied at the Closing) (or, to the extent permitted by these Terms and Conditions, such conditions have been waived by the Party entitled to the benefits thereof), or at such other place and date as may be agreed by Seller and Purchaser in writing. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 2.04 Closing Actions by Seller. (a) At the Closing, Seller shall deliver to Purchaser:

(i)       a signed copy of each of the Transaction Documents to which Seller is or should be a party and required to be signed and delivered on or before the Closing;

(ii)       a complete and accurate copy of the resolutions validly adopted at the general ordinary meeting of shareholders of Seller approving the consummation of the Transactions;

(iii)       the resignations, effective as of the Closing, by all directors and statutory auditors of the Company listed in Exhibit 2.04(iii), from their respective positions at the Company;

(iv)       a complete and accurate copy of the minutes of a board of directors’ meeting of the Company (A) setting forth the resignation from their respective positions by all directors and statutory auditors required to resign pursuant to Section 2.04(iii) above, and (B) calling a general ordinary meeting of shareholders of the Company to consider such resignations and the performance of duties and compensation payable to such directors and statutory auditors, and to appoint new directors (or ratify those nominated by the supervisory committee of the Company as set forth in Section 2.04(v) below) and statutory auditors (the “Post-Closing Meeting of Shareholders”);

(v)       a complete and accurate copy of the minutes of a meeting of the supervisory committee of the Company appointing such persons designated by Purchaser by written notice delivered to Seller at least two Business Days prior to the Closing, to serve as directors of the Company in lieu of the resigning directors listed in Exhibit 2.04(iii) in accordance with the provisions of Section 258 of the General Companies Law;

(vi)       the certificate required under Section 6.03(c).

(b)       At the Closing, Seller shall deliver to Caja de Valores S.A., a notice stating the transfer of the Class A Shares to Purchaser as required by Section 215 of the General Companies Law and the bylaws of the Company, substantially in the form of Exhibit 2.04(b) attached hereto, along with the duly completed Form F-41701.08 issued by Caja de Valores S.A. applying for registration of the transfer of the Class A Shares to Purchaser, in each case, duly signed by Seller.

Section 2.05 Closing Actions by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i)       the Closing Amount, by wire transfer of freely and immediately available funds pursuant to the provisions of Section 2.02(b);

(ii)       the Promissory Note duly signed by Purchaser and each Purchaser Guarantor pursuant to Section 2.02(f), and all signatures shall be duly certified by a notary public;

(iii)       a signed copy of each of the Transaction Documents to which Purchaser, any Permitted Holder and/or any Purchaser Guarantor is or should be a party and required to be signed and delivered on or before the Closing;

(iv)       a complete and accurate copy of the authorizations validly given by the respective corporate bodies of Purchaser and each Purchaser Guarantor for execution of the Offer Letter and the other Transaction Documents to which Purchaser or such Purchaser Guarantor is or should be a party, and the consummation of the Transactions; and

(v)       the certificate required by Section 6.02(c).

Section 2.06 Closing Actions. All actions required to be taken and all documents required to be delivered at the Closing by the Parties, shall be deemed to be concurrently taken and delivered, and no action shall be deemed to be taken and no document shall be deemed to be delivered until all of them have been taken and delivered, on the understanding that the purchase and sale of the Class A Shares shall be perfected once (i) they have been registered to the name of Purchaser in the stock ledger kept for book-entry shares of the Company by Caja de Valores S.A., and (ii) the Closing Amount has been credited into such bank account designated by Seller in accordance with Section 2.02(b).

Section 2.07 Contingent Payments. In the event of occurrence of a Change of Control at any time prior to, or under or in connection with any offer received from a third party before the later of (i) the date that is twelve (12) months after the Closing Date, and (ii) the date on which the Price Balance and all interest accrued thereon have been discharged in full (the “Reference Date”), Purchaser shall pay to Seller, by wire transfer of freely and immediately available funds to the account held by Seller with a banking institution in the United States of America and designated by Seller in writing:

(A)       within two (2) Business Days of occurrence of a Change of Control, an amount in Dollars equivalent to 50% of the product resulting from multiplying (I) the positive difference, if any, between (y) the quotient resulting from dividing (1) the aggregate total amount and/or market value (in the case of any consideration in kind) paid or to be paid (or the equivalent amount in Dollars) by any Person (solely for the purposes of this clause (A), each, a “Specified Person”) in consideration for any Transfer and/or Indirect Transfer contributed by it, whether considered alone or together with other Transfers or Indirect Transfers, directly or indirectly, upon occurrence of a Change of Control, plus the total amount (or the equivalent amount in Dollars) of financial debt net of cash of any other Person (and any company or other Person, other than the Company, in which such other Person may have any interest), ratably assumed by implication by such persons specified under such Transfer(s) and/or Indirect Transfer(s), by (2) the Applicable Denominator, and (z) USD 0.2163; by (II) the Applicable Denominator; and

(B)       with respect to any Transfer and/or Indirect Transfer completed after the date of occurrence of a Change of Control but prior to, or under or in connection with any offer received from a third party before, the Reference Date, within two (2) Business Days of completion of the Transfer and/or Indirect Transfer in question, an amount in Dollars equivalent to 50% of the product resulting from multiplying (I) the positive difference, if any, between (y) the quotient resulting from dividing (1) the total aggregate amount and/or market value (in the case of any consideration in kind) paid or to be paid (or the equivalent amount in Dollars) by any Person (solely for the purposes of this clause (B), each, a “Specified Person”) in consideration for such Transfer(s) and/or Indirect Transfer(s), plus the total amount (or the equivalent amount in Dollars) of financial debt net of cash of any other Person (and any company or other Person, other than the Company, in which such other Person may have any interest), ratably assumed by implication by such persons specified under such Transfer(s) and/or Indirect Transfer(s), by (2) the Applicable Denominator, and (z) USD 0.2163; by (II) the Applicable Denominator;

(each of the payments referred to in clauses (A) and (B) above, a “Contingent Payment”); provided that, for purposes of computing the equivalent amount in Dollars of any amount stated in any other currency, such amount shall be converted into Dollars (y) in the case of Pesos, at the implied exchange rate resulting from applying the mechanism set forth in Section 9.11(c)(i) as of the applicable calculation date, and (z) in the case of any currency other than Dollar or Peso, at the exchange rate for the purchase of Dollars with such other currency published under “Currency Rates” in the section “Currencies, Bonds & Interest Rates” of The Financial Times of the United States of America on the Business Day immediately preceding the applicable calculation date; provided, however, that if determination of the Contingent Payment results from computing any deferred consideration, then Purchaser shall pay the pro rata portion of the Contingent Payment resulting from computing such deferred consideration concurrently with receipt by the Person entitled to it.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the date of the Letter of Acceptance and as of the Closing (or if a representation or warranty is made as of a specified date, as of such date) the following:

Section 3.01 Organization, Standing and Authority of Seller. (a) Seller has been organized and is in good standing under the laws of the Argentine Republic, has full legal capacity, standing and authority to own, operate, manage and dispose of its assets and property and to carry on its business as presently conducted.

(b)       Seller has full legal capacity, standing and authority to enter into the Agreement and the other Transaction Documents to which it is or should be a party, and, subject to approval of the consummation of the Transactions by the general ordinary meeting of shareholders of Seller, to perform its obligations hereunder and thereunder and to consummate the Transactions. Execution, delivery and performance by Seller of the Agreement and the other Transaction Documents to which Seller is or should be a party, including consummation of the Transactions, has been duly authorized by its relevant corporate bodies or authorities with sufficient powers (except, as of the date of the Letter of Acceptance, for the approval by the general ordinary meeting of shareholders of Seller with respect to consummation of the Transactions).

(c)       The Letter of Acceptance has been duly signed and delivered by Seller and (assuming due execution and delivery of the Offer Letter by the Purchasing Group) the Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon execution, the other Transaction Documents to which Seller is or should be a party shall have been duly executed and delivered thereby and (assuming due execution and delivery by the other parties) shall constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their terms.

(d)       Seller is not unable to pay its debts as they become due, neither has it filed a voluntary petition for reorganization proceedings (concurso preventivo) or in bankruptcy, nor has any petition in bankruptcy been filed against it and is pending, nor is it subject to any liquidation or insolvency proceedings. Seller is free from any Lien or Governmental Order preventing it from executing the Agreement or any of the other Transaction Documents to which it is or should be a party, performing its obligations hereunder and thereunder, or consummating the Transactions.

Section 3.02 Capital Stock; Shares. (a) The capital stock of the Company amounts to $ 906,455,100, represented by (i) 462,292,111 book-entry common Class A shares, of $1 par value each and entitled to one vote per share, (ii) 442,210,385 book-entry common Class B shares, of $1 par value each and entitled to one vote per share (out of which 31,380,871 Class B Shares are held as of the date of the Letter of Acceptance in the treasury of the Company), and (iii) 1,952,604 book-entry common Class C shares, of $1 par value each and entitled to one vote per share. The Class A Shares represent 51% of the capital stock and voting power of the Company.

(b)       The Class A Shares are held by Seller, have been validly issued and registered in the stock ledger kept for book-entry shares of the Company by Caja de Valores S.A., have been and are fully subscribed and paid-up and are not subject to any Lien or fragmentation of title of any nature (other than Permitted Liens). None of the Class A Shares has been issued in violation of preemptive rights. There are no options, warrants, conversion rights, preemptive rights or other rights, agreements or arrangements currently in effect in relation to the capital stock of the Company to which Seller is a party, except for the provisions of the Agreement and the other Transaction Documents and Applicable Law. The Company has not authorized any issuance of shares that is pending consummation, nor has it received any irrevocable contributions pending capitalization.

(c)       There are no shareholders’ agreements, voting agreements, agreements among the shareholders (acuerdos para-sociales) or other similar agreements in effect with respect to voting of, title to, or transfer of, any of the Class A Shares to which Seller or the Company is a party or to which any of them may be subject.

Section 3.03 No Conflicts. On the assumption that (i) approval is obtained for the consummation of the Transactions at the general ordinary meeting of shareholders of Seller, and (ii) all consents, approvals, authorizations, orders, actions, submissions and notices referred to in Section 3.04 are obtained or made, as applicable, and any applicable waiting period has expired or terminated, and except to the extent that it may be required due to any event or circumstance solely related to the Purchasing Group, the execution, delivery and performance by Seller of the

Agreement and the other Transaction Documents to which it is or should be a party, and the consummation of the Transactions: (A) do not violate and shall not result in the violation of any provision of the bylaws of Seller and/or the Company; (B) do not violate any Applicable Law to which Seller and/or the Company is subject or any Governmental Order applicable to Seller and/or the Company; (C) are not contrary to, in conflict with, and do not result in default under, any section of, or give any Person the right to declare a default or exercise any remedy, or to accelerate the maturity or performance of, or to revoke, cancel, terminate, withdraw, suspend or modify, any Contract, Indebtedness, permit or other instrument to which Seller is a party or held by Seller, except, in (B) and (C) above, to the extent that they do not have an adverse effect or would not reasonably be expected to have an adverse effect on the lawfulness, validity or enforceability of the Agreement or any of the other Transaction Documents to which Seller is or should be a party, or the ability of Seller to perform its obligations hereunder or thereunder, or to consummate the Transactions.

Section 3.04 Governmental Approvals. The execution, delivery and performance by Seller of the Agreement and the other Transaction Documents to which it is or should be a party, and the consummation of the Transactions do not or shall not require any consent, approval, authorization or other order or action by, or submission before or notice to, any Governmental Entity other than (i) the Required Governmental Approvals, (ii) any consent, approval, authorization, order, action, submission or notice which failure would not be reasonably expected to have an adverse effect on Seller’s ability to perform its obligations under the Agreement or such Transaction Documents, or to consummate the Transactions, and/or (iii) to the extent required due to any event or circumstance solely related to the Purchasing Group.

Section 3.05 Finder Fees. Seller has not engaged any finder, investment banker, broker or any commission agent in relation to the Transactions.

Section 3.06 Disclaimer. Except to the extent expressly set forth in this Article III, neither Seller nor any of its Affiliates and none of its respective Representatives makes or has made any other representation or warranty, express or implied, under any Applicable Law or the principles of equity, with respect to Seller, the Company, its respective assets, Liabilities and/or business, and/or the Class A Shares, including as to (i) merchantability or fitness thereof for any particular purpose, (ii) the conduct of the Company’s business prior to or after the Closing in any manner, (iii) the probable success or profitability of the Company’s business after the Closing or the investment in the Class A Shares made under the Agreement; and, except for the obligations of indemnification of Seller set forth in Article VII, neither Seller nor any of its Affiliates or any of its respective Representatives shall (A) be liable for the accuracy or completeness of, or (B) have or be subject to any obligation to indemnify Purchaser or any other Person or any other obligation of any nature, as a result of the distribution or delivery to Purchaser, its respective Affiliates or its respective Representatives of, in each of (A) and (B) above, any information related to Seller, the Company, its respective assets and/or business, and/or the Class A Shares (including any oral or written information, management presentations, meetings or otherwise).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the date of the Offer Letter and as of the Closing (or if a representation or warranty is made as of a specified date, as of such specified date), the following:

Section 4.01 Organization, Standing and Authority of Purchaser. (a) Purchaser has been organized and is in good standing under the laws of the Argentine Republic, has full legal capacity, standing and authority to own, operate, manage and dispose of its assets and property and to carry on its business as presently conducted.

(b)       Purchaser has full legal capacity, standing and authority to enter into the Agreement and the other Transaction Documents to which it is or should be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. Execution, delivery and performance by Purchaser of the Agreement and the other Transaction Documents to which Purchaser is or should be a party, including consummation of the Transactions, has been duly authorized by its relevant corporate bodies or authorities with sufficient powers.

(c)       The Offer Letter has been duly signed and delivered by Purchaser and (assuming due execution and delivery of the Letter of Acceptance by Seller) the Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Upon execution, the other Transaction Documents to which Purchaser is or should be a party shall have been duly executed and delivered thereby and (assuming due execution and delivery by the other parties) shall constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms.

(d)       The copy of the bylaws of Purchaser contained in Exhibit 4.01(d) is the current wording, and it contains all previous amendments. Purchaser has not taken any action in violation of its bylaws.

(e)       Purchaser is not unable to pay its debts as they become due, neither has it filed a voluntary petition for reorganization proceedings (concurso preventivo) or in bankruptcy, nor has any petition in bankruptcy been filed it against and is pending, nor is it subject to any liquidation or insolvency proceedings. Purchaser is free from any Lien or Governmental Order preventing it from executing the Agreement or any of the other Transaction Documents to which it is or should be a party, performing its obligations hereunder and thereunder, or consummating the Transactions.

Section 4.02 Capital Stock; Shares. (a) As of the date of the Offer Letter, the capital stock of Purchaser amounts to $200,000, represented by 200,000 common, registered, non-endorsable shares, of $1 par value each and entitled to one vote per share, out of which (i) 190,000 are held by South American Energy LLP, and (ii) 10,000 are held by Nicolás Mallo Huergo. At the Closing (A) South American Energy LLP shall hold common, registered, non-endorsable shares, of $1 par value each and entitled to one vote per share, representing 95% of the capital stock and voting power of Purchaser, and (B) Nicolás Mallo Huergo shall hold common, registered, non-endorsable shares, of $1 par value each and entitled to one vote per share, representing 5% of the capital stock and voting power of Purchaser.

(b)       All shares representing the capital stock of Purchaser (i) are held by Permitted Holders in the proportions therein specified, have been validly issued in accordance with Applicable Law and the bylaws of Purchaser, (ii) at the Closing they shall be duly registered in the stock ledger of Purchaser in the proportions specified in (a) above, (iii) have been and are fully subscribed, (iv) as of the date of the Offer Letter, 25% thereof is paid up and at the Closing they shall be fully paid up, and (v) are not subject to any Lien or fragmentation of title of any nature (other than Permitted Liens). None of such shares has been issued in violation of preemptive rights. There are no options, warrants, conversion rights, preemptive rights or other rights, agreements or arrangements currently in effect in relation to the capital stock of Purchaser to which Purchaser or any of the Permitted Holders is a party, except for the provisions of the terms of the applicable Permitted Liens and Applicable Law. Purchaser has not authorized any issuance of shares that is pending consummation, nor has it received any irrevocable contributions pending capitalization.

(c)       There are no shareholders’ agreements, voting agreements, agreements among shareholders or other similar agreements in effect with respect to voting of, title to, or transfer of, any of the shares representing the capital stock of Purchaser to which Purchaser or any of the Permitted Holders is a party or by which any of them is bound, except for those that may terminate automatically in the event of enforcement of the Share Pledge and do not require mandatory adhesion by the purchaser of such shares in the context of such enforcement. Prior to the Closing, Purchaser shall have delivered to Seller a complete and accurate copy of any such agreements (as amended and supplemented).

(d) As of the date of the Offer Letter, the capital of South American Energy LLP amounts to one hundred thousand pounds (£ 100,000), and (i) Andina Plc. holds economic and voting rights representing 52% of such rights in such company, (ii) José Luis Manzano holds economic and voting rights representing 24% of such rights in such company, and (iii) Nicolás Mallo Huergo holds economic and voting rights representing 24% of such rights in such company. At the Closing, at least 70% of the economic and voting rights of South American Energy LLP shall be held, indistinctly or jointly and in combination, directly or indirectly, through one or more Persons, by Andina Plc., José Luis Manzano, Daniel Eduardo Vila, Mauricio Filiberti, Global Income Fund Limited, and Smart Utilities LLC.

Section 4.03 No Conflicts. On the assumption that all consents, approvals, authorizations, orders, actions, submissions and notices referred to in Section 4.04 are obtained or made, as applicable, and any applicable waiting period has expired or terminated, and except to the extent that it may be required due to any event or circumstance solely related to Seller, the execution, delivery and performance by Purchaser of the Agreement and the other Transaction Documents to which it is or should be a party, and the consummation of the Transactions: (i) do not violate and shall not result in the violation of any provision of the bylaws of Purchaser; (ii) do not violate any Applicable Law to which Purchaser is subject or any Governmental Order applicable to Purchaser; (iii) are not contrary to, in conflict with, and do not result in default under, any section of, or give any Person the right to declare a default or exercise any remedy, or to accelerate the maturity or performance of, or to revoke, cancel, terminate, withdraw, suspend or modify, any Contract, Indebtedness, permit or other instrument to which Purchaser is a party or held by Purchaser, except, in (ii) and (iii) above, to the extent that they do not have an adverse effect or would not reasonably be expected to have an adverse effect on the lawfulness, validity or enforceability of the Agreement or any of the other Transaction Documents to which Purchaser is or should be a party, or the ability of Purchaser to perform its obligations hereunder or thereunder, or to consummate the Transactions.

Section 4.04 Governmental Approvals. The execution, delivery and performance by Purchaser of the Agreement and the other Transaction Documents to which it is or should be a party, and the consummation of the Transactions, do not or shall not require any consent, approval, authorization or other order or action by, or submission before or notice to, any Governmental Entity other than (i) the Required Governmental Approvals, (ii) any consent, approval, authorization, order, action, submission or notice which failure would not reasonably be expected to have an adverse effect on Purchaser’s ability to perform its obligations under the Agreement or such Transaction Documents, or to consummate the Transactions, and/or (iii) to the extent required due to any event or circumstance solely related to Seller.

Section 4.05 Special-Purpose Company; No Liabilities. Purchaser was organized on December 14, 2020 for the sole purpose of executing the Agreement and the other Transaction Documents to which it is or should be a party, consummating the Transactions and holding the shares representing the capital stock of the Company and, potentially, Notes, and, except for such Liabilities (i) incurred or assumed under (A) the Agreement or such Transaction Documents, and/or (B) as of the Closing, Permitted Indebtedness, and/or (ii) derived from consummation of the Transactions under Applicable Law, Purchaser has not incurred, assumed or guaranteed, neither is Purchaser subject for any reason, to any Liability.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except to the extent expressly set forth in the Agreement and the other Transaction Documents, since the date of organization, Purchaser has not:

(i)       amended its bylaws;

(ii)       issued, sold or assigned any shares of its capital stock (or other equity interest) or securities of Purchaser, or issued or sold any security convertible into, or option with respect to, or warrants to purchase, or rights to subscribe for, any of its capital stock (or other equity interest);

(iii)       effected any amortization or redemption of shares (or other equity interests), or effected or engaged in a transaction for acquisition, recapitalization, reclassification of shares, stock or other interest split or a similar transaction;

(iv)       merged with any Person or acquired an interest in the capital stock of, or made any other Investment in, any Person, or acquired a significant portion of the assets or business of any Person or any business division or line of any Person, whether in a single transaction or a series of related transactions;

(v)       created, or subjected any of its property or assets to, any Lien or registered any Lien on its shares of stock (other than Permitted Liens);

(vi)       organized, set up, formed, executed, amended, terminated, or become subject to, any company, association, alliance, joint venture, consortium, unión transitoria de empresa, profit-sharing association agreements or other business collaboration agreements or other entities or business;

(vii)       executed, modified, extended, rescinded or otherwise terminated, any Contract (including any Contract related to any Indebtedness and any Contract to perform any of the foregoing), expect for the Agreement, the other Transaction Documents to which it is or should be a party and any Permitted Indebtedness.

Section 4.07 Availability of Funds. Purchaser has freely and immediately available funds and/or firm financing commitments, on a combined basis, sufficient to pay the Purchase Price and any other amount payable by it under the Agreement and/or the other Transaction Documents to which Purchaser is or should be a party, or otherwise required to consummate the Transactions.

Section 4.08 Purpose of the Investment. Subject to consummation of the Closing, Purchaser shall acquire the Class A Shares to invest therein on its own account and not with a view to, or for the sale thereof in relation to, any distribution thereof, other than in compliance with all Applicable Laws governing securities and capital markets (including the Applicable Laws of the Argentine Republic and the United States of America). Purchaser agrees not to sell, offer, transfer, assign, encumber or otherwise dispose of the Class A Shares other than in compliance with all Applicable Law governing securities and capital markets (including the Applicable Laws of the Argentine Republic and the United States of America).

Section 4.09 Sophisticated Investor. Purchaser possesses such knowledge, sophistication and experience in financial and business matters (including the industry in which the business of the Company is conducted) required to evaluate the merits and risks associated with execution of the Agreement and the other Transaction Documents, performance of its respective obligations thereunder, and consummation of the Transactions (including investment in Class A Shares), and it has the financial and asset capacity required to assume the economic risks associated with an investment in the Class A Shares for an indefinite period of time (including a total loss of its investment). Purchaser has evaluated in detail the legal, tax and accounting aspects of the Agreement, the other Transaction Documents and the Transactions, as well as its own financial and asset condition and business perspectives, and it has engaged expert advisors with experience in the assessment of, and investment in, assets such as the Class A Shares.

Section 4.10 Source and Lawfulness of Funds. All funds used or to be used by Purchaser for payment of the Purchase Price or any amount payable by Purchaser under the Agreement or any of the other Transaction Documents have been or shall have been obtained, as applicable, from transactions not in violation of any Applicable Law, including any AML/CFT Laws. Neither Purchaser nor any of its respective Affiliates nor any Person providing funds to Purchaser, or any of its respective Representatives, (i) is in violation of any AML/CFT Laws, (ii) is under investigation by any Governmental Entity for, or has been charged with or convicted of, money laundering, drug trafficking, terrorism-related activities, any crimes against the economic and financial order or for any violation of any AML/CFT Laws, (iii) has been subject to any civil or criminal penalty under any AML/CFT Laws, or (iv) has suffered an attachment on or the loss any asset as a result of any action under any AML/CFT Law.

Section 4.11 Share Pledge. Effective as of the date of the Share Pledge Agreement, the provisions of the Share Pledge Agreement shall be effective and sufficient to create, in favor of Seller, a lawful, valid, enforceable and perfect first priority pledge over the common, registered, non-endorsable shares issued by Purchaser representing 80% of its capital stock and voting power, free and clear of any other Lien. Neither the Share Pledge nor the exercise of the rights and remedies contemplated by the Share Pledge Agreement on any date, are or will be contrary to any provision of Applicable Law or any Governmental Order. Neither Purchaser nor any of the Permitted Holders has received any notice of any adverse Claim by any Person in relation to ownership or rights held by any Permitted Holder with respect to any of the shares issued by Purchaser.

Section 4.12 Finder Fees. Purchaser has not engaged any finder, investment banker, broker or commission agent in relation to the Transactions.

Section 4.13 Independent Research; Representations and Warranties of Seller.

(a)       Purchaser has conducted, to its satisfaction, directly or indirectly through its Affiliates and Representatives, its own independent research on the financial, business, accounting, tax and legal aspects related to the Company (including with respect to its business, transactions, assets, concession, liabilities, results of operations, financial and asset-related conditions and perspectives). For purposes of executing the Agreement, Purchaser acknowledges that it has solely relied on such independent research, review and analysis, rather than on any representation or opinion of Seller or its Representatives (other than the specific representation and warranties of Seller contained in Article III hereof).

(b)       Purchaser acknowledges and agrees that, except to the extent expressly set forth in Article III, neither Seller nor any of its respective Affiliates nor any of its respective Representatives makes or has made any other representation or warranty, express or implied, under any Applicable Law or the principles of equity, with respect to Seller, the Company, its respective assets, Liabilities and/or business, and/or the Class A Shares, including as to (i) merchantability or fitness thereof for any particular purpose, (ii) the conduct the Company’s business prior to or after the Closing in any manner, (iii) the probable success or profitability of the Company’s business after the Closing or the investment in the Class A Shares made under the Agreement; and that, except for the obligations of indemnification of Seller set forth in Article VII, neither Seller nor any of its Affiliates or any of its respective Representatives shall (A) be liable for the accuracy or completeness of, or (B) have or be subject to any obligation to indemnify Purchaser or any other Person or any other obligation of any nature, as a result of the distribution or delivery to Purchaser, its respective Affiliates or its respective Representatives of, in each of (A) and (B) above, any information related to Seller, the Company, its respective assets and/or business, and/or the Class A Shares (including any oral or written information, management presentations, meetings or otherwise).

ARTICLE V

ADDITIONAL COVENANTS

Section 5.01 Business Conduct. (a) Seller undertakes to cause, between the Acceptance Letter and the Closing date, except as provided for under Section 5.02 or to the extent it has obtained prior written consent from Purchaser (which consent may not be unreasonably delayed, conditioned or withheld), the Company to use the best reasonable efforts to conduct the Company business, in all significant respects, in the Ordinary Course.

(b) Without limiting the generality of the provision set forth in paragraph (a) above, Seller undertakes to cause, between the Acceptance Letter and the Closing date, the Company not to extend or shorten the usual payment cycles for its accounts payable and accounts receivable (except for any extension of the usual payment cycles for its accounts receivable as a result of general economic conditions prevailing in the country or the region where the Company operates, including as a result of the Covid-19 pandemic, or any Applicable Law or Governmental Order).

Section 5.02 Exceptions. Notwithstanding any provision to the contrary included in the Agreement or any other Transaction Documents, neither Seller nor the Company shall be limited to or restricted from, or shall be required to obtain Purchaser’s consent to perform, or incur in any Liabilities related to or as a consequence of:

(i)       any matter required by any Applicable Law;

(ii)       implementation of any of the Transactions;

(iii)       assignment, sale or transfer of any assets belonging to the Company recorded at zero ($0) value in its financial statements, to the extent they are not assigned to provision of electricity distribution utility service and to the extent it is not an amount receivable for provision of such service or works performed to the benefit of any third parties;

(iv)       performance of any obligation existing as of the date hereof or any obligation undertaken subsequently o the date hereof in compliance with the provisions established under these Terms and Conditions;

(v)       performance by the Company of one or more payments in connection with the Company change of control to the benefit of the Director General thereof;

(vi)       execution of any Contract with any Governmental Entity in relation to renegotiation of the tariff regime of the Company (including renegotiation of the comprehensive tariff review provided for by Executive Order 1020/2020 issued by the Executive Branch of Government (as amended and supplemented), including the capital base determination, operational expenses and the investment plan of the Company), or performance of any actions as may be necessary or convenient for conclusion of such renegotiation or implementation thereof; provided that, to the extent it is not restricted by any Applicable Law or Governmental Order, or the applicable Governmental Entity shall require such negotiations and discussions maintained for execution of such Contracts to be kept confidential, Seller shall consult with Purchaser, within a reasonably term in advance thereof, with respect to assumption of any significant commitment under such Contracts and consider Purchaser’s comments in good faith in connection therewith; provided, however, for the avoidance of doubt, that the final terms and conditions under such Contracts shall be determined by Seller, at its sole discretion (if applicable, after considering such Purchaser’s comments in good faith), and the applicable Governmental Entity; or

(vii)       execution by the Company of the annual budget thereof for the year 2021 (including investments contemplated therein), as such budget has been approved by its Board of Directors at the meeting thereof held on December 17, 2020, and as it may be amended or extended from time to time in the Ordinary Course, or in response to any situations derived from the sanitary measures or any other restrictions as may hinder normal performance of activities and availability of materials and/or specialized labor in the market;

(viii)       any decision adopted by the Company board of directors in compliance with obligations thereof under Section 59 of the General Companies Law and/or implementation thereof by the Company.

Section 5.03 Governmental Approvals. (a) Purchaser undertakes to use its best efforts to obtain, as soon as may be reasonably possible, any and all approvals, consents, authorizations, orders or actions (including the Required Governmental Approvals) as may be necessary from any Governmental Entity for consummation of the Transactions (including, in the case of Purchaser, in connection with obtaining ENRE Approval, execution of all the powers of attorney as may be required to be granted under Section 15, second paragraph, of the Concession Agreement in connection with consummation of the Transactions). Purchaser hereby undertakes to prepare and perform, as soon as may be reasonably possible (but (i) with respect to application for ENRE Approval (which shall include an express note in connection with restrictions assumed by Purchaser in connection with disposition of assets (including Class A Shares) hereunder), no later than January 31, 2021, and (ii) with respect to application for Argentine Antitrust Authority Approval, no later than the date when one calendar week has elapsed counted as from the Closing Date), all necessary filings in order to comply with all the notices, reports and other submissions required vis-à-vis any Governmental Entity under any Applicable Law in relation to execution of the Agreement and other Transaction Documents and consummation of the Transactions, in the manner and within the terms as provided therein; provided, however, that Purchaser agrees to consult with Seller, reasonably in advance of any filing as must be made, and consider Seller’s comments in good faith in connection with such filings.

(b)       Without limiting the generality of the provision set forth in Section 5.03, the Parties shall mutually cooperate with each other and each Party shall provide the other with all such information as may be reasonably necessary or convenient for performance of such filings or applications as may be required by any Applicable Law, and in connection with the resolution of any investigation or requirement by any Governmental Entity under the Applicable Law, in each case, with respect to the Transactions. Both Purchaser and Seller shall, as soon as it may be reasonably possible, inform the other Party about any communication with or from, and any agreement, commitment or understanding proposed with, any Governmental Entity in relation to such filings. Without limiting the generality of the Parties’ obligations under this Section 5.03, Purchaser shall control the strategy in order to obtain the Required Governmental Approvals and any other approval or any other permit or authorization of any kind as may be required or convenient for consummation of the Transactions, and it shall lead all communications and meetings with any Governmental Entity in connection with obtaining such approvals or authorizations; provided, however, that Purchaser shall consult with Seller and consider Seller’s opinion in good faith, in relation to any substantial terms under any such agreements, commitments or understandings. The Parties shall mutually consult each other and shall cooperate in connection with any analysis, submission, memorandum, writing, opinion and/or proposal made or filed by or on behalf of either Party in relation to all the meetings, actions and procedures under or related to any Applicable Law with respect to consummation of the Transactions.

(c)       Without limiting the generality of the commitments undertaken under this Section 5.03, Purchaser undertakes to use forthwith its best efforts in order to (i) prevent or avoid issuance of, or (ii) annul, revert, modify, amend, suspend, eliminate, remove or render ineffective, any permanent, preliminary or temporary Governmental Order as may delay, restrict, prevent, limit or otherwise prohibit consummation of the Transactions, including defense in trial (including through appellate proceedings as may be available) of any Claim by any Person (including any Governmental Entity) initiated to such end.

(d)       The Parties hereby acknowledge and agree that, notwithstanding any provision to the contrary contained herein, Closing shall not be conditioned upon or subject to prior obtaining the Argentine Antitrust Approval in connection with consummation of the Transactions. Consequently, at Closing, the Parties shall fulfill their respective obligations under Article II, regardless of such Argentine Antitrust Approval. Purchaser hereby irrevocably agrees that, in no event where transfer of Class A Shares to Purchaser as provided for under the Agreement shall be totally or partially objected to, rejected or conditioned by the Argentine Antitrust Authority, shall Seller be bound to return or reimburse, or Purchaser shall be entitled to be exempted or excused from effecting payment of, the Purchase Price (either totally or partially) to Purchaser, and the Transactions provided for under Article II shall not be rendered ineffective under any circumstances whatsoever; and, in such event, Purchaser shall be entitled, acting as agent for Seller and for the sole benefit thereof, to take any and all actions as may be necessary to transfer the Class A Shares to any third party, and Purchaser shall assume any and all costs, expenses, Taxes, Liabilities, or Losses as may be derived from such transfer (and the foregoing actions shall not result in Purchaser incurring or assuming any Liabilities on behalf of Seller other than the obligation to transfer the Class A Shares to the extent title thereto has reverted to Seller by virtue of a decision adopted by the Argentine Antitrust Authority).

(e)       The Parties shall keep each other mutually apprised of the status of any and all proceedings initiated before any Governmental Entity to the effect of the terms under this Section 5.03, and they shall mutually share copies of any and all notices and other communications as may have been received from any such Governmental Entities in connection with the above-mentioned proceedings. The Parties shall mutually communicate any and all facts, events, circumstances, changes or effects as may be known thereby which, either individually or in combination, may likely affect, restrict or delay, to any substantial extent, their capacity to consummate the Transactions; provided that such notices shall not affect the representations, warranties, commitments or agreements of the Parties or the conditions precedent to such obligations of the Parties under the Agreement.

Section 5.04 Confidentiality. Each Party shall (i) maintain, and it shall cause its Affiliates and respective Beneficiaries thereof, as the case may be, to maintain strictly confidential, and (ii) refrain from disclosing, and cause its Affiliates and respective Representatives thereof to refrain from disclosing, in each case established in (i) and (ii) above, (A) the existence and terms and conditions of the Agreement and the other Transaction Documents, as well as the existence of discussions and negotiations between the Parties in order to perform the Transactions, and (B) insofar as Purchaser is concerned, any and all information as may be related to the Company, and businesses, assets and Liabilities thereof (save for any information as may be publicly available) of which Purchaser or any Representatives shall become aware or to which they may have been provided access from Seller, the Company or their respective Representatives (including within the framework of any discussions under the terms of Section 5.10(b)); in each case, except to the extent (and only to the extent) that such disclosure is required by any Applicable Law (including, without limitation, the Applicable Laws in Argentina or the United States of America in connection with stock or securities exchange markets), the rules or regulations of any stock exchanges or markets where securities issued by Seller or the Company are listed or admitted to trading (or any other security issued by a depositary of any of the foregoing) or Governmental Order, in which case the applicable Party shall use its best reasonable efforts in order to ensure that the information disclosed is treated in a confidential manner. Notwithstanding the foregoing, each Party may disclose the existence and terms and conditions of the Agreement and other Transaction Documents, as well as the existence of discussions and negotiations between the Parties so as to perform the Transactions to Affiliates and Representatives thereof, to the extent it is necessary in order to perform or facilitate consummation of such Transactions, always provided that such Affiliate or Representative have previously informed about the confidential nature of such information and have undertaken in writing to maintain such information confidential under terms which are no less strict that those established under these Terms and Conditions; provided further that such Party shall be liable for any disclosure of such information by the Affiliate or Representative in violation of the provisions under this Section 5.04.

Section 5.05 Convening of Board Meeting and Meeting of Shareholders. In the event it has not been made prior to execution and delivery of the Acceptance Letter, Seller shall convene directors thereof in order to hold, within a five (5) Business Days’ term counted as from the Acceptance Letter delivery date, a Board meeting in order to consider convening a general ordinary meeting of shareholders for the purposes of discussing, among other matters, the Transactions’ consummation approval.

Section 5.06. Pledge of Shares. Purchaser undertakes to (i) cause the Permitted Holders to deliver to Seller, at or prior to the Closing, original copies of the Share Pledge Offer Letter duly signed by each one of the Permitted Holders, and (ii) accept the Share Pledge Offer Letter pursuant to the terms thereof, delivering (A) to the Permitted Holders, duly signed original copies of the relevant acceptance letters, and (B) to Seller, duly signed original copies of such acceptance letters with acknowledgment of receipt signed by each one of the Permitted Holders; and Seller undertakes to deliver to each one of the Permitted Holders, as soon as it may be reasonably possible following receipt of such Share Pledge Offer Letter, duly signed original copies of the relevant acceptance letters.

Section 5.07. Post-Closing Meeting of Shareholders. Purchaser shall communicate attendance and further attend the Post-Closing Meeting of Shareholders in compliance with all the requirements established under the Applicable Law, and vote in favor of (i) approval of resignations from their respective offices submitted by all the Company’s directors and statutory auditors who have resigned pursuant to Section 2.04(iii), and approval of duties discharged thereby and payment of fees thereto, for an amount equivalent to fees paid by the Company for prior periods, duly adjusted for inflation effects, and (ii) and appointment or ratification of directors who shall serve in lieu thereof.

Section 5.08. Tender Offer (OPA); OPA Class B Shares. (a) After the Closing, Purchaser shall promote and complete a tender offer with respect to all voting shares in the Company and all the subscription rights or stock options, convertible debt securities or any other similar negotiable securities which, either directly or indirectly, may grant subscription or acquisition rights or rights of conversion into voting shares in the Company, pursuant to the terms, methods and other conditions as defined by the Capital Markets Law and the securities laws of the United States of America and other rules or regulations established by the New York Stock Exchange (the “Tender Offer (OPA)”); provided that (i) the acquisition price per share of the Company to be offered by Purchaser and by any other Person participating as offeror or co-offeror in the Tender Offer (OPA) (including, where applicable, Seller) (hereinafter jointly referred to as the “OPA Offerors”) shall not be higher than the relevant equitable price required to be offered pursuant to the Capital Markets Law for mandatory takeover tender offers (the “Reference Price per Class B Share”), (ii) in case the Reference Price per Class B Share is denominated in US Dollars, such price shall be payable in Pesos at the US Dollar note selling exchange rate published by Banco de la Nación Argentina on the date preceding such offer settlement date), and (iii) holders of American Depositary Shares (“ADS”) representing Class B Shares (or American Depositary Receipts (“ADRs”) evidencing ADS) who intend to participate in the Tender Offer (OPA) may so participate solely cancelling their ADS and/or ADR positions and obtaining Class B Shares in a principal account opened with a Caja de Valores S.A. depositary in Argentina, and, subsequently, in compliance with procedures applicable to Class B Shares holders listed in the Tender Offer (OPA) final documents; provided further that, for the purposes of the Tender Offer (OPA), Purchaser undertakes to engage, and cause the other OPA Offerors to engage only renowned agents, legal advisors and accounting advisors in the jurisdiction where they are authorized to operate or practice, as may be reasonably acceptable for Seller.

(b)       Subject to the terms of Section 5.08(c), on or prior to the Tender Offer (OPA) launch date, Purchaser shall execute, and cause the other OPA Offerors to execute, with Pampa Energía, and Pampa Energía shall execute with OPA Offerors, a share purchase agreement (the “OPA Class B Share Purchase Agreement”), for sale by the OPA Offerors to Pampa Energía, and for purchase by Pampa Energía from the OPA Offerors, the OPA Class B Shares, at a price per share equivalent to the Reference Price per Class B Share, payable pursuant to the provisions contained in Section 5.08(a)(ii), substantially in the form attached hereto as Exhibit 5.08(b); provided that the agent appointed for implementation of the Tender Offer (OPA) operating matters (who shall be a widely known settlement and clearing agent registered with the CNV and acceptable at Pampa Energía’s sole discretion) shall be a party to such Agreement as security agent.

(c)       Should any Governmental Entity (including the CNV or SEC) require Seller’s participation as co-offeror in the Tender Offer (OPA) and such requirement is consented to by Seller or is not subject to any appeal or motion whatsoever, (i) if such requirement is consented to or becomes firm and final prior to formal launch of the Tender Offer (OPA), neither Seller nor Purchaser shall execute, and Purchaser shall not be bound to cause the other OPA Offerors to execute, the OPA Class B Share Purchase Agreement, and (ii) subject to compliance (or waiver agreed upon in writing by Seller at its sole and exclusive expense) with the conditions listed in Section 5.08(d), Seller undertakes to act as co-offeror in the Tender Offer (OPA) solely with respect to acquisition of, and to acquire within the framework of such Tender Offer (OPA), the OPA Class B Shares, at a price per share equal to the Reference Price per Class B Share payable pursuant to the provisions contained in Section 5.08(a)(ii).

(d)       Conditions Precedent. Seller’s obligation detailed in Section 5.08(c) is subject to compliance (or waiver in writing by Seller at its sole and exclusive discretion), with each one of the following conditions, as of such formal launch and settlement of the Tender Offer (OPA) announcement date (except in the case of such conditions which refer to a particular date, which conditions shall be fulfilled as of such date):

(i)       No Prohibition. No Applicable Law or Governmental Order shall be in effect whereby the Tender Offer (OPA) or Seller’s participation as co-offeror therein shall be rendered illegal, restricted or prohibited in any manner whatsoever (either temporarily, preliminarily or permanently) within the scope set forth in this Section 5.08.

(ii)       No Claims. No pending or imminent Claim shall exist from or vis-a-vis any Governmental Entity against any of the Parties in order to restrict, alter significantly or prohibit the Tender Offer (OPA) or Seller’s participation as co-offeror therein within the scope of this Section 5.08.

(iii)       Governmental Approvals.

(A)       As of the date of formal launch and settlement of the Tender Offer (OPA), the CNV shall have approved the Tender Offer (OPA) authorization application, and such approval shall be in full force and effect.

(B)       As of the Tender Offer (OPA) settlement date, the SEC shall have approved the Tender Offer (OPA) authorization application, and such approval shall be in full and effect.

(iv)       Tender Offer (OPA) Documents. The Tender Offer (OPA) documents, including the announcements, the offering memorandum and the TO Schedule TO in relation to such offer, and any Contract entered into in connection therewith, shall have been approved by Seller prior to submission thereof with any Governmental Entity, publication, distribution or execution, as the case may be (which approval may not be withheld, delayed or conditioned unreasonably).

(v)       Guarantees. As of the Tender Offer (OPA) formal launch date, Purchaser and/or the other OPA Offerors (other than Seller) shall have furnished, to the satisfaction of Seller, guarantees ensuring compliance with their respective obligations under Tender Offer (OPA).

(vi)       Compliance with Certain Obligations. To the extent any Contingent Payment shall be due and payable on or prior to the date scheduled for the Tender Offer (OPA) formal launch, such payment shall have been satisfied in full as provided for hereunder.

(vii)       Conduct of Business. Purchaser shall have caused, between the Closing Date and the Tender Offer (OPA) settlement, the Company to use reasonable efforts to conduct its business, in all substantial respects, in the Ordinary Course thereof.

(viii)       No Events of Default. No Event of Default shall have occurred and remain uncured.

(ix)       No Change of Control. No Change of Control shall have occurred without prior written consent of Seller.

(x)       No Event of Default. No Event of Default shall have occurred and remain uncured under the terms of Article 5.1 “Events of Default” of the Indenture.

(xi)       Certificate. Purchaser shall have delivered, on the Business Day immediately preceding the Tender Offer (OPA) formal launch date, a certificate dated on the same date and signed by their legal representative or one or more attorneys-in-fact thereof vested with sufficient powers therefor, duly certifying compliance with the conditions set forth under Sections 5.08(c)(vii) to 5.08(c)(x).

(e)       To the greatest extent permitted by the Applicable Law and subject to having obtained any consent as may be required from any Governmental Entity, Seller shall be entitled to desist and withdraw as co-offeror from the Tender Offer (OPA) if any of the conditions precedent detailed in the foregoing Section 5.08(d) shall be no longer satisfied at any time subsequently to the announcement, but prior to settlement, of such offer.

(f)       In the event Seller shall act as co-offeror in the Tender Offer (OPA), (i) the Parties shall cooperate with each other, and Purchaser shall cause the other OPA Offerors to cooperate with Seller, and they shall provide to each other, all such information as may be reasonably necessary or convenient for performance of such filings or applications required under any Applicable Law, and in connection with the resolution of any investigation or requirement from any Governmental Entity under any Applicable Law, in each case, with respect to the Tender Offer (OPA); (ii) the Parties shall be kept mutually informed, and Purchaser shall cause the other OPA Offerors to keep Seller duly informed, in each case, as soon as it is reasonably possible, in connection with the status of any proceedings initiated before any Governmental Entity for the purposes of Section 5.08 and any communication with or from, and any contract, commitment or understanding proposed with, any Governmental Entity in relation to such filings; and (iii) the Parties shall mutually consult to each other, and shall mutually cooperate, and Purchaser shall cause the other OPA Offerors to consult previously to and cooperate with Seller, in relation to preparation of any documents (including any announcement or prospectus) and with respect to any analysis, report, filing, memorandum, writing, opinion and/or proposal made or submitted by or on behalf of any of the Parties or the other OPA Offerors, in relation to all the meetings, actions, and procedures under or related to any Applicable Law, or execution of any Contract, with respect to the Tender Offer (OPA).

(g)       Without affecting the generality of the Parties’ obligations under this Section 5.08 or any of the conditions established in favor of Seller under Section 5.08(d), regardless of whether Seller shall act as co-offeror or not in the Tender Offer (OPA), Purchaser shall control the strategy in order to obtain the approvals required from any Governmental Entity for launching and consummating the Tender Offer (OPA), and it shall lead all communications and meetings with any Governmental Entity in relation to obtaining such approvals or authorizations; provided, however, that (A) Purchaser shall consult with Seller and consider their opinion in good faith in connection with any substantial term provided under any such documents, filings or Contracts, and (B) Purchaser shall not participate (or agree to participate), and it shall cause none of the other OPA Offerors to participate or agree to participate, in any meeting or discussion with any Governmental Entity in relation to the Tender Offer (OPA) without prior consultation with Seller and, to the greatest extent permitted under the Applicable Law, giving an opportunity to Seller or Representatives thereof to participate in such meetings or discussions.

(h)       Any and all costs, expenses and Taxes incurred by any of the Parties in relation to the announcement, application for approval, launch, settlement or consummation of the Tender Offer (OPA) (and preparation, negotiation, execution or filing of any application, communication, Contract or any other document in connection therewith), including agents and legal counsel, accounting and financial advisors’ fees as have been engaged by each Party, shall be fully borne by Purchaser.

Section 5.09. Treasury Shares. (a) Purchaser hereby undertakes to cause, following the Closing, the Company to refrain from selling, assigning, transferring or cancelling any Treasury Shares, except as provided for under this Section 5.09.

(b)       Within ten (10) Business Days counted as from publication of the Tender Offer (OPA) result and settlement, Purchaser shall (i) cause the Company to make an offer for sale of all the Treasury Shares, at a price for Treasury Share equivalent to the Reference Price per Class B Share, payable in Pesos at the US Dollar note selling exchange rate published by Banco de la Nación Argentina on the day immediately preceding such purchase and sale transaction closing date, and it shall abide by the preemptive rights established in favor of the shareholders under Section 194 of the General Companies Law, and (ii) concurrently with performance of such offer by the Company, it shall assign, unconditionally and irrevocably to Pampa Energía, under terms reasonably satisfactory to the latter and without any additional consideration whatsoever, their preemptive rights to acquire Treasury Shares pro rata their shareholdings in the Company (and their respective right of first refusal). Pampa Energía undertakes to exercise its preemptive rights for acquisition of Treasury Shares, totally (either by virtue of its own shareholdings in the Company or by virtue of the right of first refusal assigned by Purchaser under the terms set forth in paragraph (ii) above), and exercise its right to of first refusal with respect to the Treasury Shares as have not been acquired by the remaining shareholders of the Company by virtue of exercise of the respective preemptive rights and rights of first refusal thereof.

Section 5.10. Notes Repurchase Offer. (a) Following the Closing, Purchaser shall cause the Company to make an offer to repurchase all Class 9 Notes due on October 25, 2022 with a Fixed Rate of 9.75% issued by the Company (the “Notes”), pursuant to the terms established under Article 10.3 of the Indenture entered into on October 25, 2010 between the Company, as issuer, The Bank of New York Mellon, as trustee, registrar and paying agent, and Banco Santander Río S.A., as registrar, transfer and paying agent in Argentina and trustee representative in Argentina, as amended and supplemented (the “Indenture”).

(b)       From the Acceptance Letter date and until Closing, Pampa Energía shall cause the Company to grant to Purchaser and Representatives thereof reasonable access to the Company Finance Manager, on ordinary working days and hours, and so that it shall not interfere with the normal operation of such management office, for discussing any potential alternatives concerning refinancing of Notes, and such access shall not be construed as Pampa Energía’s obligation to cause the Company to initiate, propose, request or complete any refinancing prior to the Closing (or take any action in such connection.)

Section 5.11. Insurance. The Parties hereby agree that, following the Closing, neither Purchaser nor any Affiliates thereof (including, after the Closing, the Company) shall have any rights whatsoever under any insurance policy issued in favor or at the request of Seller or Affiliates thereof (including, prior to the Closing, the Company) whereby any of the activities or assets of the Company shall be covered, except, in the case of the Company, solely to the extent that the Company has been named as exclusive insured under such policies and under the terms and conditions set forth therein. This section shall not restrict Purchaser’s capacity to take out, after the Closing, any new insurance coverage with regard to the Company as it may consider necessary, either with the same insurance companies used by Seller and Affiliates thereof or by other companies.

Section 5.12 Price Balance; Additional Commitments. Purchaser hereby undertakes the following commitments as from the Offer Letter date (or as from any other date as may be specified hereinbelow, in those cases where it may be applicable) and until the Price Balance has been fully repaid to the satisfaction of Seller:

(a)       Payment of Price Balance. Purchaser undertakes to pay, in due and timely manner, the Price Balance principal, interest accrued thereon and default interest as may be applicable, in all cases, pursuant to the terms and conditions set forth under the Agreement.

(b)       Financial Statements and Other Information. Purchaser undertakes to deliver to Seller:

(i)       as soon as they are available and, in all cases, within a 90 calendar days’ term counted as from each fiscal year closing, the financial statements duly audited by Purchaser (including the relevant statement of financial position, statement of income, statement of changes in shareholders’ equity, statement of cash flows) as of the closing date and for such fiscal year, duly accompanied by the relevant auditors’ report (issued by the Argentine Affiliate of any of

PricewaterhouseCoopers, KPMG, EY or Deloitte Touche Tohmatsu Limited) (without any reservation or qualification as concerns its “going concern” or similar status or any other reservation or qualification as concerns the scope of such audit), stating that such financial statements fairly present, in all substantial respects, the financial position and results of operations of Purchaser pursuant to the applicable GAAP, as approved by the Purchaser’s meeting of shareholders;

(ii)       as soon as they are available, and in all cases within 60 calendar days counted as from the closing of each calendar quarter, the unaudited financial statements of Purchaser (including the relevant statement of financial position, statement of income, statement of changes in shareholders’ equity, statement of cash flows) as of the closing date of and for the applicable period, duly accompanied by the relevant interim review report, stating that such financial statements fairly present, in all substantial respects, the financial position and results of operations of Purchaser pursuant to the applicable GAAP (subject to normal and usual year-end adjustments);

(iii) simultaneously with delivery of the financial statements pursuant to paragraphs (i) and (ii) of this Section 5.12(b), a certificate issued by the chief financial officer (or equivalent executive officer) of Purchaser (A) certifying whether an Event of Default has occurred and, if so, specifying details and measures adopted or proposed to be adopted in such regard, and (B) indicating whether any changes have occurred or not in the Applicable GAAP and, if any changes of such nature have occurred, specifying the effect of such changes in the financial statements accompanying such certificate;

(iv)       within five (5) Business Days immediately after any director, executive officer or manager of Purchaser or the Company has become aware thereof, notice of any Event of Default as could have occurred; and

(v)       after the Closing, notice within two (2) Business Days immediately following the date on which any director, executive officer or manager of Purchaser or the Company has become aware of any events, occurrence or circumstance which (including filing or initiation of any action, lawsuit and/or significant procedure by any arbitrator and/or Governmental Entity, and/or before any of the foregoing, against Purchaser and/or the Company or which affects or may affect any of them, which, if resolved in an adverse manner for any of them, either individually or in the aggregate) have or may be reasonably expected to have a substantial adverse effect on the business or financial condition or results of operations of Purchaser or the Company;

including, in each (iv) to (vi) above, a certificate signed by the Chief Financial Director or any other executive officer of Purchaser, indicating details of such events, occurrences or circumstances as may require sending of such notice and decisions and measures taken and/or proposed to be taken in such connection.

(c)       Legal Corporate Existence; Conduct of Business. Purchaser shall take or cause to be taken, and cause to be taken or ordered to be taken by the Company after the Closing, any and all actions as may be necessary in order to preserve, renew and maintain legal corporate existence thereof in full force and effect. Purchaser shall refrain from conducting, and it shall cause the Company after the Closing to refrain from conducting, its business in any manner as may be reasonably expected to derive in unenforceability of legal corporate existence or any other legal existence thereof and/or consolidation of assets and liabilities thereof with those of any other Person within the framework of bankruptcy, reorganization or corporate restructuring proceedings. Purchaser shall conduct, and it shall cause the Company to conduct after the Closing, its business in the Ordinary Course thereof.

(d)       Payment of Obligations. Purchaser shall pay, and it shall cause the Company to pay after the Closing, its obligations, including its Tax related obligation, prior to default or non-payment thereof, except in those cases where (i) validity or amounts thereof are subject to controversy in good faith by means of the appropriate proceedings, and/or (ii) after the Closing, to the extent that default upon payment thereof may not be reasonably expected to have a significant adverse effect on the business or financial position or results of operations of Purchaser or the Company.

(e)       Maintenance of Property. Purchaser shall preserve and maintain, and it shall cause the Company to preserve and maintain after the Closing, any and all property as may be essential for conduct of the respective business thereof in good state of repair and maintenance, except for normal wear and tear, occurring in the Ordinary Course.

(f)       Insurance. Purchaser shall maintain, and cause the Company to maintain after the Closing, insurance coverage with widely recognized and financially sound insurance companies, for the amounts and covering the risks as are usually maintained by other companies participating in the same industry as the Company.

(g)       Books and Records; Inspection Rights. Purchaser shall (i) keep corporate and accounting books and records where they will record complete, true and accurate entries of all operations and transactions in relation to business and activities thereof; and (ii) permit the Representatives appointed by Seller, by means of notice given reasonably in advance, and during working hours, to visit and inspect property thereof, examine and withdraw any information from books and records thereof and analyze the affairs, financial position and situation thereof with their officers and external auditors.

(h)       Compliance with the Laws and Agreements. Purchaser shall (i) comply with, and after the Closing cause the Company to comply, in all significant respects, with the Applicable Laws as are aplicable to assets or property and/or conduct of business thereof, (ii) comply with, and cause the Company to comply with, in all significant respects, all the terms and conditions under all Contracts as Purchaser or the Company are a party to and/or whereby any of their respective assets or property shall be bound, and (iii) demand performance of every Contract pursuant to the respective terms and conditions thereof.

(i)       Permits. Purchaser shall obtain, maintain and renew or extend (as the case may be), and after the Closing cause the Company to obtain, maintain and renew or extend (as the case may be), from time to time and in due and timely manner, at its sole expense, any and all Permits as may be required to (i) perform their respective obligations under each one of the Transaction Documents and (ii) be the owner of their respective assets and conduct their respective business and operations as such business and operations are conducted and as each one of them shall propose to conduct them in the future. Purchaser shall comply with and abide by and, after the Closing cause the Company to comply with and abide by, any and all obligations and conditions established or as may be imposed under each one of such Permits.

(j)       Priority. Purchaser shall take any and all actions as may be necessary in order to ensure that obligations thereof concerning payment of the Price Balance and interest accrued thereon shall rank at least pari passu, at all times, in right of payment and other rights as may be applicable, with any other unsecured Indebtedness of Purchaser, either existing at present or in the future.

(k)       Security Documents. Purchaser shall perform or cause performance of any actions as are or as may be necessary or convenient in order for (i) the Security Documents to be valid, legal and enforceable contracts pursuant to the terms thereof, and (ii) any Liens and guarantees contemplated under the Security Documents to be created and remain in full force and effect at all times, pursuant to the terms set forth under the Security Documents. Purchaser shall take any and all measures from time to time as may be deemed necessary or appropriate thereby in order to safeguard Seller’s rights under the Security Documents. Without limiting the generality of the foregoing, Purchaser shall execute, and cause the Permitted Holders to execute, such documents, sign and/or file (and cause the Permitted Holders to sign and/or file) any statements, contracts and instruments and take any other actions as may be required under the Applicable Law, and/or as may be reasonably required by Seller, for the purpose of granting, preserving, protecting and perfecting validity and priority of such Liens and guarantees furnished or intended to be furnished under the Security Documents.

(l)       Liens. (i) Purchaser shall not create, incur, assume or permit the existence of any Lien, and (ii) following the Closing, Purchaser shall cause the Company to refrain from creating, incurring, assuming or permitting the existence of any Liens, in each case under (i) and (ii) above, upon any of the property, assets, income and/or revenues (including receivables) and/or any rights in connection therewith, as are currently owned thereby and/or acquired in the future, except for (A) in the case of Purchaser, any Permitted Liens, y (B) solely in the case of the Company, any Liens existing as of the Closing Date.

(m)       Fundamental Changes.

(i)       Mergers, Consolidations, Disposal of Assets and other Actions. (A) Purchaser shall not take any actions as may entail, and (B) after the Closing, Purchaser shall cause the Company not to take any actions as may entail, in each case under (A) and (B) above, (1) any merger, conversion, consolidation, spin-off and/or any other corporate restructuring, (2) capital stock reduction, except in those cases as are mandatorily provided for under the statutory provisions, (3) sale, transfer, lease and/or disposal in any other manner whatsoever of all or a substantial part of such assets, property or rights, or (4) liquidation or dissolution thereof.

(ii)       Lines of Business. Purchaser shall not engage in any commercial activity as is not exclusively related to its acting as a holding company of the Company, and, following the Closing, Purchaser shall cause the Company not to engage in any business activity as is not related to the electricity distribution business under the Concession Agreement (except to the extent it shall not affect, either totally or partially, any significant assets or assumption of any significant Liabilities, by the Company).

(n)       Transactions with Affiliates. (i) Purchaser shall not sell, lease and/or otherwise transfer any property or assets thereof to any of its Affiliates, and it shall not purchase, lease and/or otherwise acquire any property or assets of any Affiliates thereof, and it shall not participate in any other transaction with any Affiliates thereof, and (ii) after the Closing, Purchaser shall cause the Company not to sell, lease and/or otherwise transfer any property or assets to any Affiliates thereof, or purchase, lease and/or otherwise acquire any property or assets of any Affiliates thereof, or otherwise participate in any other manner in any transaction with any Affiliates thereof, except for, in (i) and (ii) above, any transactions conducted in the ordinary course of business, in a manner consistent with past practice and under terms which are no less favorable for Purchaser and/or the Company, as the case may be, than those as may be obtained by an independent third party under negotiations in good faith.

(o)       Indebtedness Limitation. (i) Purchaser shall not incur, and (ii) after the Closing, Purchaser shall cause, unless prior consent from Seller has been given in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company not to incur, in (i) and (ii) above, any Indebtedness, except, and provided that no Event of Default has occurred and remains uncured, (A) for any Permitted Indebtedness, and (B) solely in the case of Purchaser, for any Indebtedness which funds (net of any ordinary commissions) are applied to prepayment of the Price Balance and outstanding interest totally (but not partially).

(p)       Assets Sales Limitation. (i) Purchaser shall not carry out, and (ii) after the Closing, Purchaser shall cause the Company not to carry out, any sale, transfer, transmission or any other disposition, either directly or indirectly, and either in a single transaction or series of transactions, of any property or assets thereof; provided, however, that this Section 5.12(p) shall not prohibit such disposition by the Company of any deteriorated, worn-out or broken property or assets, or any disposition by the Company of any property or assets in the ordinary course of business, under terms which are no less favorable therefor than such terms as may be obtained by an independent third party under negotiations in good faith.

(q)       Restricted Payments Limitation. Purchaser shall not authorize or make any Restricted Payments.

(r)       Optional Payments; Amendments to Certain Documents.

(i)       Purchaser shall not make, or offer to make, either optionally or voluntarily, any payments, prepayments and/or redemptions in connection with any Indebtedness.

(ii)       (A) Purchaser shall not amend, change, waive and/or other modify or consent to or agree upon any amendments, changes, waivers and/or any other modification, and (B) after the Closing, Purchaser shall cause the Company not to amend, change, waive and/or other modify or consent to or agree upon any amendments, changes, waivers and/or any other modification, in each (A) and (B) above, of the terms and conditions of any Indebtedness as may result in reduction of the weighted average duration to maturity.

(s)       Investments Limitation. Purchaser shall not organize any subsidiaries or permit any Person to become a subsidiary thereof, or make or maintain any Investment in any Person, except (i) to the extent as may be expressly contemplated under the Agreement and the other Transaction Documents, and (ii) for performance of any deposits and acquisition and maintenance of cash and cash equivalents (pursuant to the Applicable PCGA) in the ordinary course of business.

(t)       Early Prepayment for Indebtedness. In the event that, after the Closing, Purchaser shall incur in any Indebtedness in violation of the terms provided for in Section 5.12(o), Purchaser shall apply an amount equivalent to the lesser of (i) all the funds in the aggregate from such Indebtedness (net of usual fees) and (ii) the Price Balance remaining balance and outstanding interest due as of such date, to early prepayment of the Price Balance and outstanding interest due as of such date; provided that:

(A)       the applicable funds shall be allocated to prepayment of the Price Balance and outstanding interest due no later than on the second Business Day following the date of receipt of such funds derived from such Indebtedness;

(B)       the applicable funds shall be allocated to settle, in the first place, interest and default interest as may be applicable, and secondly, the Price Balance; and

(C)       none of the provisions under this Section 5.12(t) shall limit or restrict, in any manner whatsoever, Seller’s rights provided for under Section 5.13 in relation to such breach.

(u)       Early Prepayment for Distributions. In the event that, after the Closing, the Company shall make any Restricted Payment to Purchaser, Purchaser shall apply an amount equivalent to the lesser of (i) all the funds in the aggregate from such Restricted Payment, and (ii) the Price Balance remaining balance and outstanding interest unpaid as of such date, to early prepayment of the Price Balance and outstanding interest due as of such date; provided that:

(A)       the applicable funds shall be allocated to prepayment of the Price Balance and outstanding interest due no later than on the second Business Day following the date of receipt of such funds derived from such Restricted Payment; and

(B)       the applicable funds shall be allocated to settle, in the first place, interest and default interest as may be applicable, and secondly, the Price Balance.

Section 5.13 Price Balance; Events of Default. Notwithstanding any provision of Section 2.02(b) to the contrary, should any of the facts or events described hereinbelow (each, an “Event of Default”) occur after the Closing, the Price Balance shall become immediately payable in full (including payment of the aggregate principal amount of the Price Balance, compensatory interest accrued and default interest, as appropriate), and the maturity of the terms contemplated and stipulated in Section 2.02(b)(iii) will be deemed accelerated:

(i)       lack of payment, in due time and manner, of any principal amount of the Balance Price or of any Contingent Payment;

(ii)       lack of payment, in due time and manner, of any amount of compensatory interest, default interest and/or any other amount due hereunder, to the extent non-compliance had not been cured within a term of (5) Business Days counted since the respective due date or the date on which such sum became payable, as set forth in the Agreement;

(iii)       failure by Purchaser to discharge, in due time and manner, any of its obligations, as provided in any of Sections 5.07 to 5.11, any of paragraphs (b) through (s) of Section 5.12 or in the Share Pledge Agreement, always provided that such non-compliance cannot be cured, or where such breach is capable of being cured, had not been cured within a term of thirty (30) calendar days upon the occurrence thereof;

(iv)       if any of the representations and warranties of Purchaser, as provided in Section 4.11 or in the Share Pledge Agreement, were inaccurate, false or incomplete, to the extent such circumstance cannot be corrected, or where such circumstance is capable of being corrected, had not been rectified within a term of five (5) calendar days upon the occurrence thereof;

(v)       if Purchaser or the Company fails to discharge in general its obligations to third parties or, in any other manner, falls into suspension of payments and/or generally defaults on its payment obligations, or admits in writing its inability to pay its debts or files a voluntary petition for reorganization proceedings, applies for approval of an out-of-court restructuring agreement, files a voluntary petition for bankruptcy or institutes any similar proceedings under any Applicable Law on insolvency and bankruptcy;

(vi)       if Purchaser or the Company institutes proceedings for liquidation, restructuring of liabilities, reorganization or out-of-court restructuring, or any similar insolvency proceedings or process under any Applicable Law on insolvency and bankruptcy, or if any Person files an involuntary bankruptcy petition against Purchaser or the Company;

(vii)       if an Event of Default has occurred and is continuing under the Indenture and such default remains uncured after the expiration of the applicable grace period;

(viii)       if Purchaser or the Company fails to comply, in due time and manner, with any payment obligation (other than those undertaken under the Agreement although including, without limitation, non-compliance with payment obligations under any guarantee furnished to third parties) that had been undertaken pursuant to an Indebtedness, the outstanding principal amount whereof is equal to or higher than, whether individually or in the aggregate, the amount of (A) USD$1,000,000, in the case of Purchaser, or (B) USD $15,000,000, in the case of the Company, and such default remains uncured after the expiration of the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness;

(ix)       if the accelerated maturity, lapsing or early maturity of the terms under any Indebtedness assumed by Purchaser or the Company had been declared, due to events of default other than those specified in the foregoing paragraph, where the outstanding principal amount is equal to or higher than, whether individually or in the aggregate, the amount of (A) USD$1,000,000, in the case of Purchaser, or (B) USD $15,000,000, in the case of the Company, pursuant to the terms thereof;

(x)       if any attachment is levied or any other provisional remedy is granted on any of Purchaser´s or the Company´s assets and/or rights or an injunction is granted enjoining Purchaser or the Company from generally disposing of or encumbering its property in an amount higher than (A) USD $1,000,000, in the case of Purchaser, or (B) USD $15,000,000, in the case of the Company, always provided that such attachments, provisional remedies and/or restraints of property were not lifted within a term of thirty (30) judicial business days after being so requested, which petition must be filed on the first available occasion in the proceedings;

(xi)       if one or more final and non-appealable judgments were rendered against Purchaser or the Company in an amount higher than (A) USD $1,000,000, in the case of Purchaser or (B) USD $15,000,000, in the case of the Company, in each case, individually or in the aggregate during any period of twelve (12) calendar months and such judgments were not complied with within the term set forth therein;

(xii)       if a Change of Control occurs;

(xiii)       if any of the Security Documents is terminated or rescinded, or any section thereof becomes invalid or is no longer fully enforceable pursuant to its terms for any reason whatsoever, or any Person raises objections to the full validity thereof or if, at any time, Seller forfeits its first ranking right in rem of pledge over the registered, common and non-endorsable shares of stock issued by Purchaser representing 80% of its capital stock and voting power;

(xiv)       if Purchaser or the Company discontinues the development of its entire business and/or operations or any part of its business and/or operations in such a manner that may prevent the ordinary course of its business;

(xv)       if any Governmental Entity (A) expropriates, nationalizes and/or seizes (I) all the property and/or revenues of Purchaser and/or the Company or substantially all such property and/or revenues; and/or (II) all or substantially all the share capital of Purchaser and/or the Company; (B) assumes custody and/or control of such property and/or the business or operations of Purchaser and/or the Company and/or the share capital of Purchaser and/or the Company (including by means of the enforcement of Permitted Liens); and/or (C) takes any action that may be reasonably conducive to the dissolution and/or liquidation of Purchaser and/or the Company;

(xvi)       if early termination of the Concession Contract occurs, for any reason whatsoever;

(xvii)       if it were unlawful for Purchaser and/or the Company to comply with any obligation undertaken by it under these presents and/or any other Transaction Document and/or any such obligations were no longer valid, legal and enforceable;

(xviii)       if the shareholders and/or directors of Purchaser and/or the Company resolve upon the dissolution and/or liquidation thereof; and/or

(xix)       if, in case Seller is a Tender Offer co-offeror in compliance with the provisions of Section 5.08(c), (A) any of the conditions precedent specified in Section 5.08(d) remains unsatisfied at any time after notice of such offer is given until the time of settlement thereof (inclusive), and (B) Seller were prevented from desisting and withdrawing as co-offeror from the Tender Offer.

Section 5.14 Price Balance; Guarantees. The fact that Purchaser and/or any of its shareholders and/or Affiliates furnished any guarantee, whether personal, real and/or of any other nature, in connection with the payment of the Price Balance and any ancillary payments (including, without limitation, the Liens and guarantees created under the Security Documents), shall not be construed as a datio pro soluto (voluntary surrender in lieu of payment), novation, repeal and/or amendment whatsoever of these presents and/or any other documents related to these presents and/or any other Lien and/or guarantee in connection herewith. In the event more than one Lien and/or personal, real and/or any type of guarantee had been created in favor of Seller, Seller may enforce its rights on all of them collectively and/or on any of them in the first place, in the order and in the manner as Seller may deem advisable. Forfeiture by Seller of any of such Liens and/or personal, real and/or any type of guarantee, even in the event such forfeiture may be caused by reasons attributable to Seller, may not be asserted by Purchaser, any of its shareholders or Affiliates to alleviate their liability under these presents and/or any other Transaction Document.

Section 5.15 Additional Guarantors. Purchaser undertakes to cause each of the Additional Purchaser Guarantors to submit to Seller, before February 15, 2021, an irrevocable offer for the execution of a guarantee agreement substantially in the form attached hereto as Exhibit 5.15 (each guarantee agreement resulting from the acceptance of any such offers, an “Additional Guarantee Agreement”), duly executed, with the signature and powers duly certified by a notary public licensed in the Argentine Republic.

Section 5.16 Access to Information. For the purpose of facilitating the defense or resolution of any Claim made against Seller, any of its Affiliates and any of its respective Representatives, Purchaser shall, within a term of ten (10) years counted since the Closing Date (i) keep, and cause the Company to keep, the books and records of the Company for the periods prior to Closing, and (ii) after notice having been given reasonably in advance, allow, and cause the Company to allow Seller, its Affiliates and Representatives, reasonable access (including the right to take photostat copies, at their own expense), during regular business hours, to such books and records, and any other information or documentation in Purchaser´s or the Company´s possession, and their respective officers and facilities; provided, however, that upon the expiration of such term of ten (10) years, Purchase shall give notice to Seller, at least 60 days in advance, of its intention to destroy any such books and records so as to give Seller the opportunity to access same in compliance with this Section 5.16. Purchaser undertakes to give notice to Seller about the existence of any Claim against the Company that may in turn be made, or may reasonably be expected to be also made against Seller, any of its Affiliates or any of its respective Representatives, within a term of ten (10) Business Days counted since the date on which any director, executive or manager of Purchaser or the Company had become aware of such Claim.

Section 5.17 Notice of Intervening Events. Until the Closing, each Party shall notify the other, as soon as reasonably possible after having become aware thereof, about the occurrence or non-occurrence of any fact, change, condition, circumstance or event that results or may reasonably be expected to result in the impossibility to comply with any of the conditions set forth in Article VI; provided, however, that no notice under this Section 5.17 shall modify or affect and shall not be regarded as modifying or affecting, any of the representations or warranties, commitments, obligations, agreements or conditions stipulated in the Agreement or any remedy available under these presents in favor of any Party.

Section 5.18 Additional Acts. Each Party irrevocably undertakes to exert its reasonable efforts to take, or cause to be taken, all such steps as may be appropriate, and carry out, or cause to be carried out, all such acts as may be necessary, appropriate or advisable under the Applicable Law, and to execute and deliver all such documents as may be required for the purpose of consummating the Transactions and complying with their respective obligations under the Agreement and the other Transaction Documents.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to the Obligations of each Party. The obligations of each one of the Parties to consummate the Closing are conditional upon satisfaction (or waiver granted in writing by Seller and Purchaser), on or before the Closing, of each one of the following conditions:

(a)       No Prohibition. No Applicable Law or Governmental Order shall be in force making illegal, restricting or otherwise prohibiting (either on a temporary, preliminary or permanent basis) the approval or consummation of the Transactions; provided, however, that this Section 6.01(a) shall not be enforceable in favor of such Party that, directly or indirectly, had requested, promoted or supported such Applicable Law or Governmental Order.

(b)       No Claims. No Claim shall exist, either pending or threatened, by or against any Governmental Entity against any of the Parties having the effect of restricting, materially altering or prohibiting the Transactions that, in the sole discretion of Seller or Purchaser, may likely cause the consummation of the Transactions in the manner contemplated under this Agreement to be impossible or illegal; provided, however, that the provisions of this Section 6.01(b) shall not be enforceable in favor of such Party that, directly or indirectly, had instituted, promoted, made or supported such Claim.

(c)       ENRE Approval. ENRE approval shall have been obtained and same shall be fully valid and in force.

(d)       Approval by Seller´s Meeting of Shareholders. Seller´s general ordinary meeting of shareholders summoned and held in compliance with the attendance and voting quorum requirements provided in the Applicable Law and its corporate bylaws, shall have approved the consummation of the Transactions.

Section 6.02 Conditions to the Obligations of Seller. The obligations of Seller to consummate the Closing are conditional upon satisfaction (or waiver granted in writing by Seller), on or before the Closing, of each one of the following conditions:

(a)       Representations and Warranties. (i) Each one of Purchaser´s Fundamental Representations, as contained in these Terms and Conditions, shall have been true and correct as of the date of the Offer Letter and shall be true and correct as of the Closing Date (except for those made as of a particular date that shall be true and correct as of such specific date); and (ii) all other representations and warranties of Purchaser contained in these Terms and Conditions shall have been true and correct in al material respects as of the date of the Offer Letter and shall be true and correct in all material respects as of the Closing Date (except for those made as of a particular date that shall be true and correct as of such specific date).

(b)       Obligations. All the obligations of each member of the Purchasing Group, as set forth in these Terms and Conditions, that should be complied with as of or before the Closing shall have been complied with in all material respects.

(c)       Certificate. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date and executed by its legal representative or one or more of its attorneys-in-fact vested with sufficient powers, attesting to the satisfaction of the conditions provided in Sections 6.02(a) and 6.02(b).

(d)       Share Pledge. Seller shall have received original copies of the Share Pledge Offer Letter duly executed by each one of the Permitted Holders and evidence satisfactory to Seller, at its sole discretion, that the Share Pledge has been created as a first ranking pledge (and that all notices and registrations required for it to be perfected and/or enforceable vis-à-vis third parties have been given and made).

(e)       Registration. Purchaser shall have been registered as a corporation in the Superintendency of Corporations subordinate to the Ministry of Justice and Human Rights of the Argentine Republic and such registration shall be in full force and effect.

Section 6.03 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are conditional upon satisfaction (or waiver granted in writing by Purchaser), on or before the Closing, of each one of the following conditions:

(a)       Representations and Warranties. (i) Each one of Seller´s Fundamental Representations, as contained in these Terms and Conditions, shall have been true and correct as of the date of the Letter of Acceptance and shall be true and correct as of the Closing Date (except for those made as of a particular date that shall be true and correct as of such specific date); and (ii) all other representations and warranties of Seller contained in these Terms and Conditions shall have been true and correct in al material respects as of the date of the Letter of Acceptance and shall be true and correct in all material respects as of the Closing Date (except for those made as of a particular date that shall be true and correct as of such specific date).

(b)       Obligations. All the obligations of Seller, as set forth in these Terms and Conditions, that should be complied with as of or before the Closing shall have been complied with in all material respects.

(c)       Certificate. Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date and executed by its legal representative or one or more of its attorneys-in-fact vested with sufficient powers, attesting to the satisfaction of the conditions provided in Sections 6.03(a) and 6.03(b).

ARTICLE VII

INDEMNIFICATION

Section 7.01 Validity. (a) The representations and warranties of the Parties, as contained or made in the Agreement, shall be valid and shall remain in full force until the date that is twelve (12) months after the Closing Date and same shall be extinguished on such date; provided, however, notwithstanding of any provision in these presents to the contrary, that the Fundamental Representations shall survive the Closing Date indefinitely and shall not expire.

(b)       The commitments and agreements of the Parties undertaken or included in the Agreement (i) that by their terms are enforceable or should be complied with in their entirety on or before the Closing, shall remain in force and shall terminate as of the Closing (and, after the Closing, neither Party shall have any right of indemnification on the grounds of any breach or violation of any such commitments or agreements), and (ii) that by their terms are enforceable or should be complied with, whether in full or in part, after the Closing, shall remain in force for such term as is stipulated in such commitments and agreements, if any, or until full compliance therewith, as applicable.

(c)       Notwithstanding the provisions above, any claim made within the time period stipulated in the foregoing sentences with reasonable accuracy by the Party seeking to be indemnified shall survive until the final resolution thereof.

Section 7.02 Indemnification by Seller. Subject to the provisions of this Article VII, Seller hereby undertakes to indemnify and hold Purchaser and its Affiliates, and their respective directors, executives and employees, representatives, successors and permitted assigns (each one, a “Purchaser Indemnified Party”), and pay or reimburse, as applicable, each Purchaser Indemnified Party, from and against, any Loss actually suffered or incurred by any of them derived from, as a result of or in connection with:

(i)       the breach of any representation or warranty made by Seller in these Terms and Conditions; or

(ii)       the violation by Seller of any of its respective agreements, obligations or commitments, as set forth in these Terms and Conditions.

Section 7.03 Indemnification by Purchaser. Subject to the provisions of this Article VII, Purchaser hereby undertakes to indemnify and hold Seller and its Affiliates, and their respective directors, executives and employees, agents, representatives, successors and permitted assigns (each one, a “Seller Indemnified Party”), and pay or reimburse, as applicable, each Seller Indemnified Party, from and against, any Loss actually suffered or incurred by any of them derived from, as a result of or in connection with:

(i)       the breach of any representation or warranty made by Purchaser or any Purchaser Guarantor in these Terms and Conditions;

(ii)       the violation by Purchaser or any Purchaser Guarantor of any of its respective agreements, obligations or commitments, as set forth in these Terms and Conditions; or

(iii)       any Third Party Claim (including any Claim filed or made by any Governmental Entity (including the CNV and the SEC)) related to or derived from the Tender Offer (including the likely involvement of Seller as co-offeror thereunder).

Section 7.04 Limitation on the Obligations to Indemnify. The Parties agree that, notwithstanding any provision of these Terms and Conditions to the contrary, the maximum aggregate amount of indemnifiable Losses by any Indemnifying Party under the provisions of Section 7.02(i) or Section 7.03(i), as applicable, always provided that such Losses do not derive from or are related to or result from the bad faith or the willful or fraudulent conduct of any of the Parties that made such representations and warranties, shall be USD $100,000,000 (U.S. Dollars One Hundred Million).

Section 7.05 Indemnification Procedure.

(a)       Notice by the Indemnified Party. If any Indemnified Party becomes aware of any event or circumstance that may give rise to a claim for indemnification under this Article VII, the applicable Indemnified Party Representative, shall give written notice to the applicable Indemnifying Party, as soon as may be reasonably possible after having become aware of such event or circumstance, of any Loss in respect of which indemnification may be claimed under the provisions of this Article VII, including any current or potential Claim by any third party that, as determined by the Indemnified Party, has given rise or may reasonably be expected to give rise to an indemnification right under the Agreement (each, a “Third Party Claim”), describing the Sections of these Terms and Conditions on which such claim is based, together with such information (to the extent available) as may be reasonably necessary to allow the applicable Indemnifying Party to evaluate the merits of the relevant claim, indicating the estimated amount of such Losses (to the extent assessable) that are, or may be, the subject-matter of the claim in question; provided, however, that failure to give such notice shall not release the Indemnifying Party from any of its obligations under this Article VII, except to the extent the Indemnifying Party had been materially impaired by such omission. The Indemnified Party Representative shall (to the extent available), as soon as may be reasonably possible, make available to the Indemnifying Party all such additional information and documentation as may be reasonably requested by the Indemnifying Party for the purpose of evaluating the merits of the relevant claim; provided, however, that any potential delay by the Indemnified Party Representative in making available such reasonably requested information or documentation shall not adversely affect the provisions of this Section 7.05, including the calculation of the terms set forth in this Section 7.05.

(b)       Defense of Third Party Claims. Other than in the events expressly contemplated in this Section 7.05, if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for any Loss that may result from any Third Party Claim, the Indemnifying Party shall have the right to assume and control the defense of such Third Party Claim, at its exclusive cost and through the legal counsel of its choice, if it gives written notice to the Indemnified Party Representative of its intention to that effect at any time prior to the execution of a final settlement agreement or the issuance of a final opinion by experts or a non-appealable decision of a court having competent jurisdiction with respect to the Third Party Claim or before the Third Party Claim is otherwise finally resolved; provided, however that, only in those cases where a conflict of interests exists or is reasonably expected to exist that would make inappropriate, in the reasonable opinion of the Indemnified Party Representative, that the Indemnified Party and the Indemnifying Part be represented by the same legal counsel, the Indemnified Party shall have the right to retain its own legal counsel in each jurisdiction where it understands that such engagement is necessary and the reasonable fees of such legal counsel shall be borne by the Indemnifying Party; provided, further, that after the second Business Day following the giving of notice of the Third Party Claim to the Indemnifying Party without the latter having resolved to assume the defense, the costs and expenses (including attorneys´ fees) incurred in the preparation and conduct of the defense of the Third Party Claim shall be borne by the Indemnifying Party until the date the Indemnifying Party resolves to exercise its right to control such defense. In each case, the Indemnifying Party and the Indemnified Party Representative shall cooperate with each other and shall ensure that the other be fully informed about such defense and shall make available to each other, all such witnesses, relevant records, material and information in possession or under the control of such Person concerning such Third Party Claim as may be reasonably requested by the Party in charge of conducting the defense of a Third Party Claim (and the Indemnified Party Representative shall cause the Indemnified Party to provide cooperation, keep the Indemnifying Party informed and make available to such Indemnifying Party such witnesses, records, materials and information). The Party liable for conducting the defense of the Third Party Claim shall not admit liability, compromise or settle, pay, discharge, put an end or otherwise resolve such Third Party Claim without the other Party´s prior written consent, which consent may not be unreasonable withheld; provided, however, that the Indemnifying Party shall not require any consent by the Indemnified Party or the Indemnified Party Representative to settle, pay, discharge, put an end or otherwise resolve any Third Party Claim (other than a Third Party Claim where allegations of criminal conduct are asserted) if such settlement or resolution (i) amounts to a complete and unconditional release of the Indemnified Party and, (ii) does not provide for any redress other than the payment of pecuniary damages and such pecuniary damages are fully paid by the Indemnifying Party.

(c)       Mitigation. Each Indemnified Party shall use commercially reasonable efforts to lessen or mitigate the amount of any Loss that, in the absence of such lessening or mitigation would give rise to an indemnifiable Loss under these presents. In the event any Indemnified Party fails to exert its commercially reasonable efforts to that effect, the applicable Indemnifying Party shall not be liable exclusively for such portion of the indemnifiable Losses under these presents that would reasonably have been avoided if such efforts had been exerted.

(d)       Indemnification Payments. The obligations of the Indemnifying Party to indemnify, pay or reimburse the applicable Indemnified Party for any indemnifiable Loss pursuant to the provisions of this Article VII shall be discharged within a term of ten (10) calendar days counted since the date same became due and payable.

Section 7.06 Treatment of Indemnification Payments. To the maximum extent permitted by the Applicable Law, for all legal effects as may be applicable (including Tax effects), the Parties agree that all payments made under this Article VII shall be treated by them as a Purchase Price adjustment.

Section 7.07 Damages. The Parties agree, with respect to any indemnification obligation set forth in this Article VII or any other document executed or delivered in connection with the Closing, that in no event shall any Indemnifying Party be liable to an Indemnified Party for (i) any Loss arising from special circumstances relative the Indemnified Party that had not been disclosed prior to the date hereof by the Indemnified Party to the Indemnifying Party; (ii) except in case of bad faith, willful misconduct or fraud attributable to the Indemnifying Party or any of its Affiliates, indirect damages (damages derived from casual consequences) or pain and suffering, loss of profit, loss of income, opportunity cost (including loss of chance), reduction or delayed creation of the value of assets, securities or damages based on a profits multiple or similar financial measurement, even though, pursuant to the Applicable Law, such indirect damages or pain and suffering, loss of profit or loss of income, opportunity cost, reduction or delayed creation of the value of the assets, securities or damages could be susceptible of being indemnified;

provided that, upon assessing such Losses, no provisions or adjustment shall be made based on profits or earnings multiple or any other measurement of operating income (loss), increase factor or any other premium to book or historical value and (iii) Losses to the extent same do not amount to the likely and reasonably foreseeable outcome of any breach by the Indemnifying Party of a representation and warranty, commitment or agreement contained in these Terms and Conditions.

Section 7.08 Net Tax Benefit. The amount of any Loss for which reimbursement or indemnification is contemplated pursuant to this Article VII (i) shall be reduced by any Tax benefit actually granted to the Indemnified Party (or any Affiliate of the Indemnified Party) as a consequence of having incurred or suffered such Loss (including as a result of the facts, matters, events or circumstances that gave rise to such Loss), and (ii) shall be increased by any Tax cost actually suffered or incurred by the Indemnified Party (or any Affiliate of the Indemnified Party) as a result of the receipt or accrual of the applicable indemnification or reimbursement payment.

Section 7.09 Contingent Liabilities. No Indemnifying Party shall be liable pursuant to the provisions of this Article VII with respect to any Loss of a contingent nature unless such contingent Loss turns into an actual liability and becomes due and payable.

Section 7.10 Set-off. For as long as the Price Balance is not fully paid to the satisfaction of Seller, any net and payable obligation of Seller to pay any amount under these presents in the nature of Indemnifiable Losses suffered or incurred by any Purchaser Indemnified Party in compliance with the provisions of Section 7.02 shall be offset, automatically and without further ado, either fully or partially, as applicable, against the Price Balance and interest accrued thereon, on the date when Seller recognizes the existence and amount of such obligations, on the date when Seller and Buyer execute a Contract for such purpose or on the date an arbitration award is rendered in compliance with the provisions of Section 9.13 determining the existence and amount of such obligation, as applicable. For such purposes, payment of the relevant indemnification shall be computed as a voluntary prepayment of the Price Balance (whether fully or partially, as applicable, without enforcing in the latter case the limitations set forth in Section 2.02(g)) with the relevant indemnification amount allocated to pay (i) firstly, compensatory and default interest, as applicable, and (ii) secondly, the outstanding principal amount of the Price Balance (in an amount equivalent to the balance of the sums owed by Seller after giving effect to the provisions in paragraph (i) above).

ARTICLE VIII

TERMINATION

Section 8.01 Termination. (a) The Agreement may be terminated only before the Closing:

(i)       by Seller or Purchaser, if the general ordinary meeting of shareholders of Seller had not considered the consummation of the Transactions by Seller within a term of sixty (60) calendar days computed since the date of the Letter of Acceptance;

(ii)       by Seller or Purchaser, if the Closing had not taken place prior to the Closing Date; provided, however, that the right to terminate the Agreement under this paragraph (ii) shall not be available to such Party whose breach or violation of any representation, warranty or obligation made by such Party or for which such Party is liable, as set forth in the Agreement, had been the reason for, or had resulted in, the non-consummation of the Closing prior to such date;

(iii)       by Seller or Purchaser, in the event that a Governmental Entity having competent jurisdiction had issued any Governmental Order or adopted any action intended to restrict, prevent or otherwise prohibit the consummation of the Transactions, to the extent such Governmental Orders or actions were final and not subject to remedies or challenges; provided, however, that the right to terminate the Agreement pursuant to this paragraph (iii) shall not be available to the Party that had applied for, requested, promoted or supported (by itself or through any of its Affiliates or Representatives) the issuance of such Governmental Order or the performance of such action;

(iv)       by Seller or Purchaser, in case of any non-compliance or violation, in any material respect, of any representation, warranty, commitment or obligation made by Seller or for which Seller is liable (in the case of termination by Purchaser) or any member of the Purchasing Group (in the case of termination by Seller) under the Agreement, to the extent such non-compliance or violation, whether individually or combined, may result in non-compliance with any of the conditions precedent set forth in Article VI, and always provided that, in the case of non-compliance with any commitment, agreement or obligations, same cannot be remedied or, if capable of being remedied, are not cured within the term of ten (10) days following the occurrence thereof; provided, however, that the right to terminate the Agreement under this paragraph (v) shall not be available to the Party whose breach or violation of any representation, warranty or obligation made by such Party or for which such Party is liable, as set forth in the Agreement, had been the reason for, or had resulted in, the non-consummation of the Closing prior to such date;

(v)       by Seller, if Purchaser had not paid the Purchase Price in Kind and the Initial Amount within the terms and subject to any other provisions contained in Section 2.02(b) and Section 2.02(c)(i), respectively; or

(vi)       by mutual consent in writing between Seller and Purchaser.

(b)       Each Party acknowledges and agrees that, after the Closing, notwithstanding any provisions in these presents to the contrary, under no circumstances shall the breach of any representation, warranty, commitment or agreement, as set forth herein, give rise to any right of any of the Parties to rescind, cancel or terminate the Agreement or any of the Transactions.

Section 8.02 Notice. Either Party that intends to terminate the Agreement pursuant to the provisions of Section 8.01(a) shall notify such circumstance to the other Parties in writing.

Section 8.03 Effects of Termination. In the event of termination of the Agreement pursuant to the provisions of Section 8.01(a):

(i)       the Agreement will cease to have effects and the rights and obligations of the Parties under these presents will be extinguished except for (A) the Surviving Provisions, (B) those obligations of the Parties stemming from any breach of the Agreement prior to the termination thereof, and (C) the obligation of Seller to return to Purchaser, only in the event of termination of the Agreement (x) by either Party in accordance with the provisions of Section 8.01(a)(i), or (y) by Purchaser in accordance with the provisions of Section 8.01(a)(iv), the Initial Class B Shares and the Initial Amount, within a term of seven (7) Business Days counted since the date on which Purchaser had disclosed to Seller, after termination of these presents, the bank accounts and custody accounts in Caja de Valores S.A. to which the relevant transfers shall be made; and

(ii)       except in the event of termination of the Agreement (A) by either Party in compliance with the provisions of Section 8.01(a)(i), or (B) by Purchaser in compliance with the provisions of Section 8.01(a)(iv), if, as of the date of termination (x) the ENRE Approval had not been obtained and no member of the Purchasing Group were in default or violation, in any material respect, of any representation, warranty, commitment or obligation made by such member of the Purchasing Group or for which such member is liable, Purchaser will forfeit the Initial Class B Shares to Seller, or (y) the ENRE Approval had been obtained or any member of the Purchasing Group were in default or violation, in any material respect, of any representation, warranty, commitment or obligation made by such member of the Purchasing Group or for which such member is liable, Purchaser shall forfeit the Initial Class B Shares and the Initial Amount to Seller; in each paragraph (x) and (y) above, in the nature of penalty for termination of the Agreement under such circumstances; provided that in the case in paragraph (x) above, Seller shall return to Purchaser the Initial Amount, in U.S. Dollars, within a term of five (5) Business Days counted since the date on which Purchaser had informed Seller, after the termination of these presents, of the bank account to which the relevant transfer of such sum should be made.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01 Costs and Expenses; Taxes. (a) Costs and Expenses. Except to the extent expressly set forth in these Terms and Conditions, each Party shall bear all costs and expenses incurred by it in connection with the negotiation, execution and delivery of the Agreement and the other Transaction Documents, the performance of their respective obligations thereunder and the consummation of the Transactions, including fees and expenses of legal, accounting and financial advisors engaged by each one of the Parties.

(b)       Taxes. Except to the extent expressly set forth in these Terms and Conditions, any and all Taxes stemming from the execution, delivery and/or performance of the Agreement and/or the consummation of the Transactions, shall be borne or paid by each Party as set forth in the Applicable Law (without this Section 9.01(b) affecting or otherwise limiting any of the provisions of Section 2.02(d)), on their respective maturity dates; provided, (i) for the avoidance of any doubt, that the income tax set forth by the Applicable Law of the Argentine Republic levied on the sale, assignment and transfer of Class B Shares shall be fully borne and paid by Seller, and (ii) that the stamp tax levied on the Promissory Note shall be fully borne and paid by Purchaser.

(c)       Taxes in connection with Interest on the Price Balance. Any and all Taxes levied on interest accrued on the Price Balance (including value added tax) shall be borne and/or paid, as applicable, by Purchaser, save for (i) in the case of any interest amount payable to Seller or to any of its permitted assigns (pursuant to the provisions of Section 9.06) with tax residence in the Argentine Republic, the income tax and the turnover tax established by the Argentine Republic, or (ii) in the case of any interest payable to any permitted assign of Seller (or their respective permitted assigns; in each case, pursuant to the provisions of Section 9.06) with tax residence in any jurisdiction other than the Argentine Republic, the tax on income, earnings and/or turnover (or equivalent taxes) established by such other jurisdictions (collectively, “Excluded Taxes”). All payments of interest with respect to the Price Balance shall be made by Purchaser free from any withholding and/or deduction for and/or on account of any Tax other than the Excluded Taxes (including interest, charges, fines and related expenses); provided, however, that if Purchaser were under the obligation to withhold or deduct any such Taxes other than the Excluded Taxes from any of such payments under any Applicable Law, then (A) the amount payable shall be increased as necessary so that, after making all such withholdings or deductions as may be required (including withholdings or deductions applicable to additional amounts payable under this Section 9.01(c)(A)), Seller (or its permitted assign, as appropriate) may receive an amount equivalent to the sum it would have received if no such withholding or deductions had been made, (B) Purchaser shall make such withholdings or deductions, and (C) Purchaser shall pay the aggregate amount so withheld or deducted to the relevant Governmental Entity in the manner and within the terms set forth in the Applicable Law and shall deliver to Seller (or its permitted assign, as applicable), within a term of five Business Days after making such payment, a copy of the relevant documentary evidence of payment, as mandated by the Applicable Law.

Section 9.02 Notices. (a) All notices, requests, claims, demands, approvals, waivers or any other communications required or permitted to be made in connection with the Agreement shall be given in writing and served by personal delivery or sent by mail (with delivery confirmed) or by e-mail to the relevant Party at the addresses set forth below:

(i)       If to any member of the Purchasing Group:

Empresa de Energía del Cono Sur S.A.

Av. Maipú 1252, 12th Floor

City of Buenos Aires (C1006COM) Argentina

Att. Nicolas Mallo Huergo

E-mail: nmh@integraba.com.ar

With copy to (which shall not constitute notice):

Pedro Mazer

Av. Libertador 498, 3rd Floor

City of Buenos Aires (C1001ABR) Argentina]

E-mail: pmazer@alfarolaw.com

(ii)       If to Seller:

Pampa Energía S.A.

Maipú 1, 23rd Floor

City of Buenos Aires (C1084ABA)

Argentina

Att.: Nicolás Mindlin / Martín Miliavsky

E-mail: nmindlin@pampaenergia.com / mmiliavsky@pampaenergia.com

With copy to (which shall not constitute notice):

Salaverri, Burgio & Wetzler Malbrán

Av. del Libertador 602, 3rd floor

City of Buenos Aires (C1001ABT)

Argentina

Att.: Diego Salaverri / Tomás Arnaude

E-mail: diego.salaverri@esalaverri.com / tomas.arnaude@esalaverri.com

(b)       Any notice and other document to be delivered by mail shall be sent by first class mail, postage prepaid and registered or certified delivery (if the country of destination is the same as the country of origin), by airmail, postage prepaid and registered or certified delivery (if the country of destination is the same as the country of origin) or by email to the applicable addresses specified above.

(c)       Any changes in the contact information of any Party, as detailed in Section 9.02(a) above shall be communicated in writing to the other Parties ten calendar days in advance. Failure to comply with such requirement shall cause the communications sent to the domiciles or electronic addresses that are the subject-matter of amendment to be regarded as correctly made.

Section 9.03 Public Announcements. (a) Notwithstanding any provision of these Terms and Conditions to the contrary, neither the Parties nor any of their respective Affiliates may make or issue any announcement, release or advertisement of any kind in connection with the execution of the Agreement, any of its respective terms and conditions, the negotiations conducted in connection with these presents or the Transactions, without the other Party´s prior consent.

(b)       The provisions of Section 9.03(a) shall not apply to any announcement, release or advertisement requested to be made or issued:

(i)       under any Applicable Law including, without limitation, the Applicable Laws in the Argentine Republic or the United States of America on foreign exchange or securities matters, the rules and regulations of any stock exchange or market where securities issued by Seller or the Company (or any securities issued by a depositary of any of them) are listed or admitted to trading; or

(ii)       under any Governmental Order to which any of the Parties may be subject;

always provided that the Party requested to disclose any of the above-mentioned issues had consulted the other, to the extent it were reasonably possible and not prohibited by the relevant Applicable Law or Governmental Order, and had taken into account the other Party´s reasonable requirements as to timing, content, form and scope of such disclosure.

Section 9.04 Entire Agreement. The Offer Letter (including these Term and Conditions and the Exhibits hereto) and the Letter of Acceptance, together with the other Transaction Documents, reflect all the agreements, understanding, commitments and obligations of the Parties regarding the subject-matter of these presents and the other Transaction Documents, superseding all prior agreements between the Parties in connection with the subject-matter of these presents and the other Transactions Documents.

Section 9.05 Severability. Should any term or other provision of these Terms and Conditions be deemed invalid, illegal or unenforceable under any Applicable Law or for reasons of public policy, all other provisions of these Terms and Conditions shall in any case remain fully effective to the extent the economic or legal substance of Transactions has not been materially affected for any of the Parties. Should any provision of these Terms and Conditions be deemed invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend these presents in terms satisfactory to both Parties, so as to give effect to the original intention of the Parties in order for the Transactions to be consummated, to the maximum possible extent, as originally contemplated.

Section 9.06 Assignment. Neither Party may (under any Applicable Law or otherwise) assign, delegate, novate, transfer, encumber or create any security interest on, hold in trust or otherwise dispose of, either fully or partially, its rights or obligations under these presents, or subcontract all or any portion of its obligations under these presents, or attempt to perform any of the foregoing acts, without the other Party´s prior consent (that, in the event of being required from Purchaser with respect to the total or partial assignment of the right of collection on the Price Balance, shall not be unreasonably withheld, conditioned or delayed, always provided it does not entail an increase in the tax burden to be borne by Purchaser based on the provisions of Section 9.01(c));

except that Seller shall have the right to assign or transfer, at any time after an Event of Default occurs and is continuing, either fully or partially, without the consent of any member of the Purchasing Group, the right of collection on the Price Balance and interest amounts payable in connection therewith under these Terms and Conditions, to any Person, by giving written notice of such circumstance to Purchaser at least two (2) Business Days in advance, in which case Purchaser shall execute and deliver to Seller, within a term of five (5) Business Days counted since the receipt of notice of the assignment, in exchange for the Promissory Note timely issued in the name of assignor (which shall be simultaneously returned to Purchaser by such assignor with the legend “cancelled”), a new promissory note issued in the name of the designated assignee in an amount equal to that assigned under the notified assignment, and if the assignor had retained part of its collection rights on the Price Balance and ancillary payments, a new promissory note to the assignor in an amount equal to that of the rights retained thereunder. The new promissory notes shall be dated on the effective date of the assignment and shall be issued substantially in the same terms as the original Promissory Note (save for, if applicable, the amounts of each Promissory Note issued). Additionally, Purchaser shall sign, deliver and/or execute (and shall cause its shareholders and Affiliates that are party to any of the other Transaction Documents to sign, deliver and/or execute) such amendments as may be necessary with respect to such documents in connection with any permitted assignment.

Section 9.07 Amendments. No provisions of these Terms and Conditions may be modified or amended other than (i) by a written document signed by the Parties expressly mentioning the Section or Sections of the Agreement that shall be modified or amended, or (ii) by a waiver pursuant to the provisions of Section 9.08. Any modification or amendment of the Purchaser Guarantee as set forth in Section 9.16 shall be governed by the provision of Section 9.16(h).

Section 9.08 Waivers. (a) Seller may (i) extend the term for compliance with any of the obligations or any other acts that should be discharged or performed by any member of the Purchasing Group, (ii) waive any violation or breach of any of the representations and warranties of any member of the Purchasing Group, as set forth in any of the Transaction Documents, (iii) waive compliance with any of the obligations, commitments or agreements of any member of the Purchasing Group, as set forth in any of the Transaction Documents, or (iv) waive compliance with any of the conditions with respect to the obligations of Seller, as set forth in these presents.

(b)       Purchaser may (i) extend the term for compliance with any of the obligations or any other acts that should be discharged or performed by Seller, (iii) waive any violation or breach of any of the representations and warranties of Seller, as set forth in any of the Transaction Documents, (iii) waive compliance with any of the obligations, commitments or agreements of Seller, as set forth in any of the Transaction Documents, or (iv) waive compliance with any of the conditions with respect to the obligations of Purchaser, as set forth in these presents.

(c)       Any extension or waiver shall be valid only if it is recorded in a written instrument executed by Seller (in the case of an extension or waiver pursuant to subsection (a) above) or Purchaser (in the case of an extension or waiver pursuant to subsection (b) above). No waiver of any term or condition shall be interpreted as a waiver of any subsequent violation or as a subsequent waiver with respect to compliance with the same term or condition, or as a waiver of any other term or condition of the Agreement. Failure or delay by any Party in exercising any right stemming from these presents shall not be a waiver or relinquishment of any such right. Any waiver of any term or condition of Section 9.16 shall be governed by the provisions of Section 9.16(i).

Section 9.09 No Third Party Beneficiaries. The Agreement shall be binding upon, and shall exclusively inure to the benefit of, the Parties and their respective successors and permitted assigns and nothing in these presents, either express or implied, has been intended to confer and shall not confer to any other Person any right, benefit or remedy of any kind, either pursuant to the Applicable Law or the principles of Equity, without the foregoing provisions affecting or otherwise limiting the stipulations in Section 7.02 or Section 7.03 of these presents.

Section 9.10 Specific Performance. Each Party acknowledges that it could be impossible to assess the amount of damages originating in any violation of the provisions of these Terms and Conditions and that, in view of the singularity of the subject-matter of the Agreement, a violation of these Terms and Conditions by any Party may not be adequately compensated to the other Party in all cases by means of payment of sums of money exclusively and, on such basis, it agrees that the other Party shall have, in addition to any other right or remedy to it may be entitled, the right to demand specific performance of the Agreement and any of the Terms and Conditions and to petition the issuance of such precautionary or provisional remedies available to the Parties by any court having competent jurisdiction ordering specific compliance of, or enjoining non-compliance or violation of, any such provisions. In connection with any formality or procedure to obtain a precautionary or provisional remedy, as permitted under these presents, each Party hereby waives any claim or defense based on the allegation that only a pecuniary indemnification would be adequate and, to the broadest extent permitted by the Applicable Law, accepts that specific compliance with each provision of these Terms and Conditions be enforceable against it, without the need to furnish any surety or any other guarantee, and consents to the issuance of any precautionary or provisional remedy against it to the effect of restricting or preventing any violation or threatened violation of any provision of these Terms and Conditions.

Section 9.11 Payments; Currency; Interest. (a) Notwithstanding any express provision in these presents to the contrary, all payments due under these presents shall be made in U.S. Dollars, by means of transfers of freely and immediately available funds, as follows:

(i)       to Seller, be means of transfers of freely and immediately available funds, to such accounts as had been designated by Seller by written notice sent to Purchaser at least five (5) Business Days prior to the date established for the applicable payment; or

(ii)       to any member of the Purchasing Group, by means of transfers of freely and immediately available funds, to such accounts and according to such percentages as Purchaser had specified by notice sent to Seller at least five (5) Business Days prior to the date established for the applicable payment.

(b)       Each Party hereby irrevocably waives (i) any right (including any right under Section 765 of the Civil and Commercial Code of the Argentine Republic) to which it may be entitled in any jurisdiction to make any payment under the Agreement in any currency other than the U.S. Dollar, or in the case of the Initial Amount, the Euro, and (ii) the right to asserts any defense of impossibility of making payments, impossibility of making payments in U.S. Dollars or, in the case of the Initial Amount, in Euro (assuming the Act of God and force majeure event that may give rise to such impossibility) or similar defenses or doctrines (including defenses based on the application of equity principles or principles or theories of “shared efforts”, “economic hardship” or “unconscionability”) (including any rights under any of Sections 10, 1090, 1091 or 1732 of the Civil and Commercial Code of the Argentine Republic).

(c)       Should any prohibition or restriction be in force on any payment date preventing access to the free foreign exchange market in any jurisdiction (the “Applicable Jurisdiction”), any Party that is a resident in the Applicable Jurisdiction under the obligation to make payment of any amount owed under these Terms and Conditions (the “Affected Party”) shall pay such sum in U.S. dollars or, in the case of the Initial Amount, in Euros, through any of the following procedures, at the option of the Affected Party: (i) by the purchase with currency of legal tender in the Applicable Jurisdiction of such government debt securities issued by the national, federal or central government of the Applicable Jurisdiction in U.S. Dollars that had had the highest average daily trading volume, as reported by Bloomberg L.P. (or its Affiliates) for the five trading days in the City of New York immediately prior to the applicable payment date (or, if Bloomberg L.P. or its Affiliates do not report the trading volume for any such securities issued by the government of the Applicable Jurisdiction on such dates, any other private or public debt or equity securities issued in U.S. Dollars actively traded on any widely renowned international securities exchange or over-the-counter market to be determined by the Party entitled to receive such payment) (the “Dollar-denominated Securities”), and the transfer and sale of such instruments outside the Applicable Jurisdiction for U.S. Dollars (or, in the case of the Initial Amount, for Euros) in an amount that, after being settled in the City of New York and after deducting the relevant Taxes, costs, commissions and expenses, the proceeds thereof in U.S. Dollars (or, in the case of the Initial Amount, in Euros) be equivalent to the amount in such currency due under these presents; (ii) by means of the purchase of U.S. Dollars (or, in the case of the Initial Amount, in Euros) in the City of New York with any means of payment acceptable for such purpose; (iii) through any other legal procedure existing in the Applicable Jurisdiction as of such date to obtain U.S. Dollars (or, in the case of the Initial Amount, of Euros) in the City of New York. Only to the extent that none of the procedures to obtain U.S. Dollars (or, in the case of the Initial Amount, Euros) as specified above is legally available to the Affected Party, the other Party entitled to receive payment of the relevant amount owed by the Affected Party under these Terms and Conditions may opt (at its sole and exclusive discretion) to accept receiving such payment, by transfer to such other Party of Dollar-denominated Securities at a market value in the City of New York as of such date equivalent to the amounts owed under these presents by the Affected Party, for further sale and settlement in U.S. Dollars (or, in the case of the Initial Amount, in Euros) by such other Party; provided that, in the latter case, the Affected Party will only be released from its obligations under these presents for up to the amount in U.S. Dollars (or, in the case of the Initial Amount, in Euros) actually obtained by the Party entitled to receive same as a result of the sale and settlement of the Dollar-denominated Securities in question (net of any cost and Tax payable in connection with the transfer, deposit or sale of such Dollar-denominated Securities). In each case, all Taxes, costs and expenses related to any such transactions shall be borne by the Affected Party in question.

(d)       Except as expressly stipulated otherwise in these presents, if one Party fails to comply with payment, on the due date, of any sum payable under these Terms and Conditions, such breaching Party shall pay interest on such amount at the Default Rate since the date established for payment (exclusive), which interest shall accrue on a daily basis and shall be compounded semi-annually. Exercise by a Party of its rights under this Section 9.11(d) shall occur without detriment to any other right or remedy available to such Party in accordance with these Terms and Conditions or otherwise.

Section 9.12 Applicable Law. In all respects (including those related to its validity, effects, performance, non-compliance, legality or interpretation), the Agreement and any non-contractual obligations that may arise from or be related thereto, shall be governed and construed in compliance with the laws of the Argentine Republic, without regard to the rules on conflicts of law whereby the laws of any other jurisdiction should be applicable.

Section 9.13 Dispute Resolution. (a) Any controversy or claim arising from or in connection with the Agreement, including any controversy regarding the interpretation, validity, enforceability or violation of these Terms and Conditions, as well as any controversy concerning any non-contractual obligations that mare arise from or be related thereto or to the competent jurisdiction of the arbitration tribunal shall be exclusively and finally resolved by arbitration at law, in accordance with the Rules of Arbitration (the “Rules of Arbitration”) of the International Chamber of Commerce (the “ICC”) in force at the time the demand for arbitration is filed.

(b)       Arbitration proceedings shall be conducted before a tribunal formed by three arbitrators. Each one of the claimants, on the one hand, and the respondents, on the other hand, shall have the right to appoint one arbitrator as per the schedule set forth in the Rules of Arbitration. The third member of the arbitration tribunal shall be designated by the arbitrators appointed by the Parties. If any of the Parties fails to appoint an arbitrator or if the two arbitrators appointed by the Parties fail to appoint the third arbitrator, the arbitrators pending appointment shall be designated by the International Arbitration Court of the ICC in accordance with the Rules of Arbitration. The place of arbitration shall be the City of Buenos Aires and arbitration proceedings shall be conducted in Spanish although documents and testimonies may be submitted in other languages to the extent a translation thereof is provided. Any award or decision of the arbitrators shall specify that same have been summoned pursuant to the provisions of this Section 9.13 and that they have competent jurisdiction by reason of the consent rendered by all the Parties upon executing the Agreement.

(c)       The arbitration tribunal shall settle any dispute or controversy in accordance with the substantive law as is stipulated in Section 9.12 and, for the avoidance of doubt, without applying any conflict of laws rules whereby the laws of any other jurisdiction should be applied, as set forth in such Section 9.12. Arbitrators may not render their decision ex aequo et bono.

(d)       The arbitration tribunal shall have powers to order the specific performance of obligations to the extent stipulated in Section 9.10 `provided that such specific performance is in consistence with these Terms and Conditions.

(e)       The Parties agree that all arbitration proceedings shall be kept confidential and that the materials of such proceedings (including briefs, filings or any other documents submitted or exchanged, any testimonies or oral presentations and any awards) shall not be disclosed other than to the arbitration tribunal, the Parties, their legal counsel and any other Person as may be necessary to conduct the arbitration proceedings, except as may be required in recognition and enforcement proceedings, if any, or in order to comply with duties to disclose stipulated by the Applicable Law.

(f)       The arbitration tribunal may resolve upon its own competent jurisdiction, including with respect to any plea or defense related to the existence, validity or effectiveness of this arbitration clause. This arbitration clause shall be regarded as an autonomous section and as a separate agreement of the Parties with respect to any other terms and conditions of the Agreement. A decision of the tribunal on the nullity or invalidity of the Agreement shall not imply or determine, ipso iure, the invalidity of this arbitration clause.

(g)       The arbitration award and any other decision handed down by the arbitration tribunal shall be binding upon, final and non-appealable for the Parties, that, to the broadest extent permitted by the Applicable Law, hereby waive any right to which they may be entitled under the laws of any jurisdiction to any appeal against or apply for the court review of the arbitration award or such other decision. The court enforcement of any award or decision handed down by such arbitration tribunal may be petitioned before any court having competent jurisdiction.

(h)       No provision contained in these Terms and Conditions shall limit the right of one Party to petition from any court having competent jurisdiction the issuance of any precautionary or provisional remedy or any other similar remedy, prior to, and to ensure compliance with, any arbitration award handed down in accordance with the provisions of this Section 9.13.

Section 9.14 No Remedy. The Agreement may only be enforceable, and any claim based on, arising from or related to the Agreement or with the negotiations, execution or performance thereof, may only be filed, against the entities expressly designated as parties to these presents (and their respective successors and permitted assigns), exclusively in connection with the obligations set forth therein in connection with such Party (and their successors and permitted assigns). No director, officer, employee, founder, manager, member, partner, shareholder, Affiliate, agent, attorney-in-fact or other representative, either former, current or future, of any of the Parties or of any of their respective Affiliates, nor any of their successors or permitted assigns, in each case, to the extent they are not, in turn, Party to the Agreement, shall have any responsibility for the obligations or liabilities of any Party pursuant to these presents or in connection with any claim based on, concerning or related to the Transactions.

Section 9.15 Joint Drafting. The Parties have been jointly involved in the negotiation and drafting of these Terms and Conditions. Should any ambiguity or questioning arise in connection with the intention or interpretation, these Terms and Conditions shall be regarded as jointly drafted by the Parties and none of the Parties shall be bound by or benefit from any presumption or burden of proof due to having drafted any provisions of these presents.

Section 9.16 Purchaser Guarantee. (a) Each one of Purchaser Guarantors irrevocably and unconditionally guarantees to Seller due and punctual compliance and discharge by Purchaser of all and any of its obligations, commitments, agreements, warranties and indemnities under, by virtue of, stemming from or related to the Agreement or any of the other Transaction Documents (the “Guaranteed Obligations of Purchaser”), and assumes liability for due and punctual compliance and discharge thereof as principal payor and joint and several co-debtor, although subject to any limitation on liability pursuant to these presents (the “Purchaser Guarantee”), in compliance with the provisions of Sections 1574, 1591 and related sections of the Civil and Commercial Code of the Argentine Republic.

(b)       If Purchaser fails to comply, for any reason, with any of the Guaranteed Obligations of Purchaser, each Purchaser Guarantor shall comply with (or cause to be complied with) and discharge (or cause to be discharged), unconditionally and promptly after being so requested, without duplication, any of the unfulfilled Guaranteed Obligations of Purchaser as stipulated in the Agreement or the relevant Transaction Documents, as applicable, in such a manner as to secure to Seller that same benefits it would have received if the Guaranteed Obligations of Purchaser had been duly complied with by Purchaser. If Purchaser fails to comply with any of the Guaranteed Obligations of Purchaser, Seller may take all such action available to it pursuant to these presents or in accordance with the Applicable Law against one or more Purchaser Guarantors to demand the discharge of the Guaranteed Obligations of Purchaser under this Section 9.16, subject to any limitation on liability pursuant to the Agreement. If Seller brings a Claim against any Purchaser Guarantor to demand compliance with any obligation under this Section 9.16, it will not be necessary for Purchaser, any of the other Purchaser Guarantors or any other Person (including any Additional Purchaser Guarantor) to be made a party to such Claim or give any of them notice of the existence of such Claim.

(c)       This guarantee is a continuing guarantee of compliance and payment (and not merely a guarantee of collection) and, accordingly, it will remain valid and in force until the date on which all the Guaranteed Obligations of Purchaser had been complied with or satisfied. This Purchaser Guarantee operates in addition to, irrespective of and not in lieu of any right or guarantee in favor of Seller granted to it at present or that may be granted in the future in connection with the compliance and satisfaction of the Guaranteed Obligations of Purchaser.

(d)       As a separate and independent obligation, each Purchaser Guarantor agrees that any of the Guaranteed Obligations of Purchaser (including any obligation to pay any sum of money) that may not be enforceable against Purchaser due to any limitation under the law, disqualification or disability of or affecting Purchaser or due to any other fact, matter, event or circumstance (other than any limitation imposed by or in connection with the Agreement and subject to any defense available to such Purchaser Guarantor if it were the principal payor) shall nevertheless be enforceable against each one of Purchaser Guarantors as if same had been incurred by each Purchaser Guarantor and such Purchaser Guarantor were the only or principal obligor with respect thereto, and shall be complied with or paid by each Purchaser Guarantor, without duplication, at the request of Seller.

(e)       No Purchaser Guarantor shall be released or exempted from liability under this Section 9.16 either fully or partially, and such liability shall not be otherwise affected by Sellers´ failure or delay in filing or bringing any claim or complaint or enforcing any right or remedy against such Purchaser Guarantor, including in the event Purchaser becomes subject, either voluntarily or involuntarily, to any insolvency, bankruptcy, reorganization or any other similar proceeding. To the broadest extent permitted by the Applicable Law, each Purchaser Guarantor waives (i) its right to request prior demand for payment and protest, demand, presentation for payment, or the performance of any formalities or any submission before or against any other Person with respect to any of the Guaranteed Obligations of Purchaser; (ii) its right to request notice of acceptance of guarantee, notice of protest for lack of payment or non-compliance and any other notice whatsoever (except for such notices as shall be given to Purchaser Guarantor under the Agreement); and (iii) all defenses to which it may be entitled by reason of any law of suspension, payment holiday or similar law currently in force or that may be in force in the future, any right to apply for the division of the assets of Purchaser, any other Purchaser Guarantor or any other Persons that either currently or in the future may be liable for any of the Guaranteed Obligations of Purchaser or that otherwise have an interest in the Transactions, all defenses available to sureties in general (save for fraud or willful misconduct of Seller or any of its Affiliates, the defenses related to payment of the Guaranteed Obligations of Purchaser to which Purchaser is entitled under these presents (that shall be available to each Purchaser Guarantor pursuant to the provisions of this Section 9.16) or breach by Seller of this Section 9.16). Without limiting the generality of the foregoing, to the broadest extent permitted by the Applicable Law, each Purchaser Guarantor hereby waives the rights and benefits set forth in Section 1583 (Benefit of discussion), first paragraph of Section 1585 (Benefit of discussion in the case of co-obligors), Section 1586 (Survival of the term), Section 1587 (Defenses) (save for the defenses and pleas of documented payment), Section 1588 (Effects of the Judgment), Section 1589 (Benefit of division), Section 1592 (Subrogation) (until actual compliance with or discharge of all and any of the Guaranteed Obligations of Purchaser), Section 1594 (Rights of surety), Section 1596 (Events of termination), Section 1597 (Novation) and Section 1598 (Eviction) of the Civil and Commercial Code of the Argentine Republic. Additionally, each Purchaser Guarantor hereby waives its right to request the termination of Purchaser Guarantee based on any of the events or circumstances set forth in paragraphs (b), (c) and (d) of Section 1596 (Events of termination) of the Civil and Commercial Code of the Argentine Republic. Each Purchaser Guarantor acknowledges that it will derive material benefits, both direct and indirect, from the Transactions and that this Section 9.16, expressly including the waivers set forth in this Section 9.16, had been knowingly included in contemplation of such benefits. The obligations of Purchaser Guarantors pursuant to these presents shall not be subject to any reduction, limitation, amendment or termination for any reason, including any claim for waiver, release, amendment or settlement and shall not be subject to any release, exemption, defense or set-off, counterclaim or termination of any type whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations of Purchaser or due to any other reason. In the event that any payment to Seller with respect to the Guaranteed Obligations of Purchaser were invalidated or should be reimbursed for any reason, each Purchaser Guarantor shall continue to be liable pursuant to the provisions of this Section 9.16 with respect to the Guaranteed Obligations of Purchaser as if such payment had not been made in the first place. Notwithstanding the foregoing provisions, nothing in these presents should be construed as a waiver by any Purchaser Guarantor or a limitation on any Purchaser Guarantor´s ability to enforce any claim, defense or any right to which Purchaser or any of its respective Affiliates may be entitled pursuant to or in connection with the Agreement.

(f)       If any Purchaser Guarantor or any of its successors or permitted assigns (i) becomes merged with or into any other Person and it is not the successor or surviving Person under such merger or (ii) transfers or transmits all or substantially all its property and assets to any other Person, then, in any such circumstances, such Purchaser Guarantor shall take all steps required for such successor or assignee Person to expressly undertake the obligations set forth in this Section 9.16.

(g)       Each Purchaser Guarantor hereby represents and warrants to Seller that, as of the date of the Offer Letter and as of the Closing:

(i)       Organization, Capacity and Authority of Purchaser Guarantors. (A) Each Purchaser Guarantor that is a natural person is, under the Applicable Laws, fully capable of acquiring rights (and exercising same) and undertaking obligations. Each Purchaser Guarantor that is a legal person, has been incorporated and organized and is in good standing under the laws of its respective jurisdiction of incorporation or organization, has full legal capacity, standing and powers to own, operated, manage and dispose of its assets and property and to conduct its business as currently conducted by it, and is authorized to conduct its business as a foreign company and is in good standing as such under the laws of each foreign jurisdiction in which it carries out business or where the ownership, operation or administration of its assets or properties cause such authorization to be required. (B) Each Purchaser Guarantor has full legal capacity, standing and powers to execute the Agreement (exclusively for the purposes of Article IX), comply with its obligations under these presents and consummate the Transactions related to Purchaser Guarantee. The execution, delivery and performance of the Agreement, including the consummation of the Transactions related to the Purchaser Guarantee, have been duly authorized by the corporate bodies of each Purchaser Guarantee that is a legal person. The Offer Letter has been duly executed and delivered by each Purchaser Guarantor and (assuming the due execution and delivery of the Letter of Acceptance by Seller), the Agreement represents a valid and binding obligation of each Purchaser Guarantor, enforceable against each Purchaser Guarantor in accordance with its terms. (C) No Purchaser Guarantor is under suspension of payments or has filed a voluntary petition for reorganization or bankruptcy proceedings, no involuntary petitions for bankruptcy filed against it are currently pending and it is not subject to any liquidation or insolvency proceedings. Each Purchaser Guarantor is free from any Lien or Governmental Order that prevents it from executing the Agreement, complying with its obligations under these presents or consummating the Transactions related to the Purchaser Guarantee.

(ii)       No Conflicts. The execution, delivery and performance by any Purchaser Guarantor of the Agreement and the other Transaction Documents to which it is or should be a party, and the consummation of the Transactions regarding the Purchaser Guarantee: (x) do not violate or will cause the violation of any provision of the bylaws (or equivalent organizational or constituent document) of such Purchaser Guarantor, (y) do not violate or will cause the violation of any rule or Applicable Law or Governmental Order to which such Purchaser Guarantor is subject; and (z) are not contrary to, do not conflict with or entail non-compliance with, any section of, do not grant any Person the right to declare non-compliance with or exercise any remedy, or accelerate the maturity or compliance with, or revoke, cancel, rescind, withdraw, suspend or modify, any Contract, indebtedness, permit or any instrument to which such Purchaser Guarantor is a party or holder, except, in the case of subsections (y) and (z) above, to the extent it cannot be reasonably expected that same will affect the legality, validity or enforceability of the Agreement or any of the other Transaction Documents to which such Purchaser Guarantor is or should be a party, or the ability of such Purchaser Guarantor to comply with its obligations under these presents, or to consummate the Transactions concerning the Purchaser Guarantee.

(iii)       Sophisticated Investors; Availability of Funds. Each one of Purchaser Guarantors possesses such knowledge, sophistication and experience in financial and business matters (including the industry in which the business of the Company is conducted) required to evaluate the merits and risks associated with execution of the Agreement and the other Transaction Documents to which it is or should be a party, performance of its respective obligations thereunder, and consummation of the Transactions related to the Purchaser Guarantee, and it has the financial and asset capacity required to meet its obligations under the Purchaser Guarantee. Each one of Purchaser Guarantors has evaluated in detail the legal, tax and accounting aspects of the Agreement, the other Transaction Documents to which it is or should be a party and the Transactions related to the Purchaser Guarantee, as well as its own financial and asset condition and business perspectives, and it has engaged expert advisors with experience in the assessment of transactions of the type of such Transactions. Each one of the Purchaser Guarantors possesses freely and immediately available funds and/or firm financing commitments, on a combined basis, that suffice to pay any amount that should be payable by it in connection with the Purchaser Guarantee.

(iv)        Source and Lawfulness of Funds. All funds used or to be used by each one of the Purchaser Guarantors for the discharge of its obligations under the Purchaser Guarantee have been or shall have been obtained, as applicable, from transactions not in violation of any Applicable Law, including any AML/CFT Laws. None of Purchaser Guarantors, nor any of their respective Affiliates nor any Person providing funds to any of Purchaser Guarantors, or any of its respective Representatives, (A) is in violation of any AML/CFT Laws, (B) is under investigation by any Governmental Entity for, or has been charged with or convicted of, money laundering, drug trafficking, terrorism-related activities, any crimes against the economic and financial order or for any violation of any AML/CFT Laws, (C) has been subject to any civil or criminal penalty under any AML/CFT Laws, or (iv) has suffered an attachment on or the loss any asset as a result of any action under any AML/CFT Law.

(h)       This Purchaser Guarantee may not be modified or amended except by a written instrument signed by Seller and each Purchaser Guarantor. This Purchaser Guarantee represents that entire agreement and understanding of Purchaser Guarantors and Seller in connection with the subject matter hereof.

(i)       Waiver of any term or condition of this Purchaser Guarantee shall be made in writing and signed by the Party against which such waiver should be enforced. Waiver of any term or condition of this Purchaser Guarantee shall not be interpreted as a waiver of any other subsequent violation or as a subsequent waiver with respect to compliance with the same term or condition or as a waiver of any other term or condition of this Purchaser Guarantee. Failure or delay by a Party in exercising any right under the Purchaser Guarantee shall not constitute a waiver or relinquishment of any such right.

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